UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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CBS Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 13, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of CBS Corporation, which will be held at the Equitable Center, 787 Seventh Avenue (at 51st Street), New York, New York at 10:30 a.m., Eastern Daylight Time, on Wednesday, May 23, 2007. Holders of CBS Corporation Class A Common Stock are being asked to vote on the matters listed in the attached Notice of 2007 Annual Meeting of Stockholders.

If you hold shares of the Company’s Class A Common Stock, please complete, sign, date and return the enclosed proxy card promptly to ensure that your shares will be voted at the Annual Meeting. Alternatively, you may vote by telephone or the Internet by following the instructions on the enclosed proxy card, or if you attend the Annual Meeting, you may vote your shares in person.

National Amusements, Inc., which as of March 30, 2007 beneficially owned shares of the Company’s Class A Common Stock representing approximately 76% of the voting power of CBS Corporation’s common stock, has advised CBS Corporation that it intends to vote all of its shares of the Company’s Class A Common Stock in favor of each of the matters listed in Items 1 and 2 in the attached notice. Therefore, approval of those matters is assured.

If you plan to attend the Annual Meeting and are a registered holder of the Company’s Class A Common Stock, you will need to mark the appropriate box on the enclosed proxy card, or so indicate when you vote by telephone or the Internet, and an admission ticket will be sent to you. If you are a registered holder of the Company’s Class B Common Stock or you hold shares of the Company’s Class A or Class B Common Stock in a brokerage account and you plan to attend the Annual Meeting, you will need to obtain an admission ticket in advance by sending a written request along with proof of ownership, such as your brokerage firm account statement, to Manager, Shareholder Relations, CBS Corporation, 51 West 52nd Street, New York, NY 10019.

If you would like to register to receive the materials relating to the Annual Meeting electronically next year instead of by mail, please go to www.icsdelivery.com/cbs and follow the instructions to enroll. We highly recommend that you consider electronic delivery of these documents as it helps to lower the Company’s costs and reduce the amount of paper mailed to your home.

We appreciate your interest in and support of CBS Corporation and look forward to seeing you at the Annual Meeting.

SUMNER M. REDSTONE	LESLIE MOONVES
Executive Chairman and Founder	President and Chief Executive Officer

CBS CORPORATION

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

To CBS Corporation Stockholders:

The 2007 Annual Meeting of Stockholders of CBS Corporation (the “Company”) will be held at the Equitable Center, 787 Seventh Avenue (at 51st Street), New York, New York at 10:30 a.m., Eastern Daylight Time, on Wednesday, May 23, 2007. The principal business of the meeting will be the consideration of the following matters:

1.                                      The election of 14 directors;

2.                                      The ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2007; and

3.                                      Such other business as may properly come before the Annual Meeting or any adjournment of the Meeting.

The close of business on March 30, 2007 has been fixed as the record date for determining the holders of shares of CBS Corporation Class A Common Stock entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. For a period of at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder during ordinary business hours at the Company’s corporate headquarters located at 51 West 52nd Street, New York, New York 10019.

By order of the Board of Directors,

ANGELINE C. STRAKA
Secretary
April 13, 2007

CBS CORPORATION
2007 PROXY STATEMENT

VOTING AND SOLICITATION OF PROXIES

Solicitation of Proxies

A proxy is being solicited by the Board of Directors of CBS Corporation, a Delaware corporation (“CBS Corporation” or the “Company”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 23, 2007 at 10:30 a.m., Eastern Daylight Time. The close of business on March 30, 2007 is the record date for determining the holders of the Company’s Class A Common Stock, par value $0.001 per share, entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Holders of the Company’s Class A Common Stock will receive a proxy card or voting instruction card to vote their shares. Holders of the Company’s non-voting Class B Common Stock, par value $0.001 per share, will receive this proxy statement but are not entitled to vote at the Annual Meeting or any adjournment thereof.

As of March 30, 2007, the Company had outstanding 61,220,639 shares of its Class A Common Stock, each of such shares being entitled to one vote, and 678,005,170 shares of its Class B Common Stock (together with the Company’s Class A Common Stock, the “Common Stock”). The Company intends to commence its distribution of this proxy statement and related materials on or about April 17, 2007.

Submission of Proxies

The persons named in the proxy card (the “proxy holders”) have been designated by the Company’s Board of Directors to vote the shares represented by proxy at the Annual Meeting. The proxy holders are officers of the Company. They will vote the shares represented by each valid and timely received proxy in accordance with the holder’s instructions, or if no instructions are specified, the shares represented by the proxy will be voted in accordance with the recommendations of the Board of Directors as described in this proxy statement. If any other matter properly comes before the Annual Meeting, the proxy holders will vote on that matter in their discretion.

Holders of the Company’s Class A Common Stock may submit a proxy in the following ways:

•       Complete, sign and date the proxy card or voting instruction card and return it in the envelope provided so that it is received prior to the Annual Meeting; or

•       By telephone or the Internet by following the instructions on the proxy card or voting instruction card. Your telephone or Internet proxy must be received no later than 11:59 p.m., Eastern Daylight Time, on May 22, 2007.

Shares Held in 401(k) Plans.   Voting instructions relating to shares of the Company’s Class A Common Stock held in the Company’s 401(k) plans must be received no later than 11:59 p.m., Eastern Daylight Time, on May 21, 2007, so that the trustee of the plans (who votes the shares on behalf of plan participants) has adequate time to tabulate the voting instructions. Shares held in 401(k) plans that are not voted or for which the trustee does not receive timely voting instructions will be voted by the trustee in the same proportion as the shares held in the respective plan that are timely voted.

Voting Other than by Proxy.   While the Company encourages holders of its Class A Common Stock to vote by proxy, holders of the Company’s Class A Common Stock (other than shares held in a 401(k) plan) also have the option of voting their shares in person at the Annual Meeting.

Revocation of Proxies

A proxy may be revoked before the voting deadline by sending written notice to Angeline C. Straka, Secretary, CBS Corporation, 51 West 52nd Street, New York, NY 10019, or by submission (including telephonic or Internet submission) of a proxy bearing a later date than the proxy being revoked to ADP Proxy Services, P.O. Box 9163, Farmingdale, NY 11735. Revocations made by telephone or the Internet must be received by 11:59 p.m., Eastern Daylight Time, on May 22, 2007. A holder may also revoke a proxy by voting in person at the Annual Meeting.

Shares Held in 401(k) Plans.   Voting instructions relating to shares of the Company’s Class A Common Stock held in the Company’s 401(k) plans may be revoked prior to 11:59 p.m., Eastern Daylight Time, on May 21, 2007 by sending written notice to Angeline C. Straka, Secretary, CBS Corporation, 51 West 52nd Street, New York, NY 10019, or by submission (including telephonic or Internet submission) of voting instructions bearing a later date than the voting instructions being revoked to ADP Proxy Services, P.O. Box 9163, Farmingdale, NY 11735.

Quorum

Under the Company’s Amended and Restated Bylaws, the holders of a majority of the aggregate voting power of the Company’s Class A Common Stock outstanding on the record date, present in person or represented by proxy at the Annual Meeting, shall constitute a quorum. Abstentions and broker non-votes will be treated as present for purposes of determining the presence of a quorum.

Matters to Be Considered at the Annual Meeting

The Board of Directors recommends a vote FOR each of the following matters:

1.                                      The election of each of the 14 nominated directors; and

2.                                      The ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm (“independent auditor”) for fiscal year 2007.

The affirmative vote of the holders of a majority of the aggregate voting power of the Company’s Class A Common Stock present in person or represented by proxy at the Annual Meeting is required to approve each of the matters set forth above. A broker non-vote (as described below) will have no effect on such matters. An abstention with respect to any matter will have the effect of a vote against such matter.

Some beneficial holders of the Company’s Class A Common Stock hold their shares in “street name” through a broker or other nominee. Under the rules of the New York Stock Exchange (“NYSE”), the broker or nominee may not be permitted to exercise voting discretion with respect to some matters to be acted upon at stockholders’ meetings. Therefore, if a beneficial holder does not give the broker or nominee specific voting instructions, the holder’s shares may not be voted on those matters and a broker non-vote will occur. Under the rules of the NYSE, brokers or nominees may vote on the matters listed as Items 1 and 2 above if they do not receive instructions from the beneficial owner of the shares held in street name.

As of March 30, 2007, National Amusements, Inc. (“National Amusements”) beneficially owned through its wholly owned subsidiary, NAIRI, Inc. (“NAIRI”), approximately 76% of the Company’s outstanding Class A Common Stock and approximately 12% of the Company’s outstanding Class A Common Stock and Class B Common Stock on a combined basis. Sumner M. Redstone, the controlling stockholder of National Amusements, is Executive Chairman and Founder of the Company. National Amusements has advised the Company that it intends to vote all of its shares of the Company’s Class A

Common Stock in favor of each of the matters listed as Items 1 and 2 above. Such action by National Amusements will be sufficient to constitute a quorum and to approve each of the matters.

Cost of Proxy Solicitation and Inspector of Election

The Company will pay the cost of the solicitation of proxies, including the preparation, printing and mailing of this proxy statement and the related materials. The Company will furnish copies of these materials to banks, brokers, fiduciaries and custodians that hold shares on behalf of beneficial owners so that they may forward the materials to the beneficial owners. The Company has retained IVS Associates, Inc. to tabulate the votes and serve as the independent inspector of election for the Annual Meeting.

Mailing Address

The Company’s mailing address is 51 West 52nd Street, New York, NY 10019.

CORPORATE GOVERNANCE

CBS Corporation’s corporate governance practices are established and monitored by its Board of Directors (the “Board”). The Board, with assistance from its Nominating and Governance Committee, regularly assesses CBS Corporation’s governance practices in light of legal requirements and governance best practices. In several areas, CBS Corporation’s practices go beyond the requirements of the NYSE corporate governance listing standards (the “NYSE listing standards”). For example, despite being a “controlled company” (which is a company of which more than 50% of the voting power is held by an individual or another company), CBS Corporation has a majority of independent directors on its Board and has an independent Compensation Committee and an independent Nominating and Governance Committee, none of which is required for controlled companies under the NYSE listing standards.

CBS Corporation’s principal governance documents are as follows:

•       Corporate Governance Guidelines

•       Board Committee Charters:

o      Audit Committee Charter

o      Compensation Committee Charter

o      Nominating and Governance Committee Charter

•       Business Conduct Statement

•       Supplemental Code of Ethics for Senior Financial Officers

These documents are available on the Company’s website at www.cbscorporation.com, and copies of these documents may also be requested by writing to Investor Relations, CBS Corporation, 51 West 52nd Street, New York, NY 10019. The Company encourages its stockholders to read these documents, as we believe they illustrate CBS Corporation’s commitment to good governance practices. Certain key provisions of these documents are summarized below.

Corporate Governance Guidelines

CBS Corporation’s Corporate Governance Guidelines (the “Guidelines”) set forth the Company’s corporate governance principles and practices on a variety of topics, including the responsibilities, composition and functioning of the Board, director qualifications, and the roles of the Board Committees. The Guidelines are periodically reviewed and updated as needed. The Guidelines provide, among other things, that:

•       A majority of the members of the Board of Directors must be independent as determined under the NYSE listing standards and the standards set forth in the Guidelines;

•       All of the members of the Audit, Compensation, and Nominating and Governance Committees must be independent;

•       Separate executive sessions of the non-management directors and independent directors be held a minimum number of times each year;

•       The Board, acting on the recommendation of the Nominating and Governance Committee, shall determine whether a director candidate’s service on more than three other public company boards of directors is consistent with service on the Board;

•       Director compensation will be established in light of the policies set forth in the Guidelines, and directors are expected to meet stock ownership guidelines;

•       The non-management directors play an active role in succession planning, including the evaluation of the Executive Chairman and the Chief Executive Officer; and

•       The Board will hold an annual self-evaluation to assess its effectiveness.

Board Committee Charters

Each Board Committee operates under a written charter that has been adopted by the Board. The Company has three standing Committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The Committee charters set forth the purpose, objectives and responsibilities of each Committee and discuss matters such as Committee membership requirements, number of meetings and the setting of meeting agendas. The charters are assessed at least every other year, or more frequently as the applicable Committee may determine, and are updated as needed. More information on the Committees, their respective roles and responsibilities and their charters can be found under “CBS Corporation’s Board of Directors—Board Committees.”

Business Conduct Statement

The Company’s Business Conduct Statement (“BCS”) sets forth the Company’s standards for ethical conduct that are expected of all directors and employees of the Company and its subsidiaries. The BCS is available on the Company’s website at www.cbscorporation.com and has also been distributed to the Company’s directors and employees worldwide. As part of the Company’s compliance and ethics program, directors and employees are required to certify as to compliance with the BCS and must disclose any potential conflicts of interest on an ongoing basis. The Company has also implemented an online training program on the BCS. The BCS addresses, among other things, topics such as:

•       Compliance with laws, rules and regulations, including the Foreign Corrupt Practices Act;

•       Conflicts of interest, including the disclosure of potential conflicts to the Company;

•       Confidentiality, insider information and trading, and fair disclosure;

•       Financial accounting and improper payments;

•       CBS Corporation’s commitment to being an equal opportunity employer and to providing a bias-free and harassment-free workplace environment;

•       Fair dealing and relations with competitors, customers and suppliers;

•       Health, safety and the environment; and

•       Political contributions and payments.

The BCS also provides numerous avenues for employees to report violations of the BCS or any matters of concern anonymously or with attribution to the appropriate officers of the Company and/or the Audit Committee. These avenues include telephone hotlines (in the United States and for international locations), email contacts, or direct communication with the Company’s Compliance Officers. The BCS makes clear that retaliation against an employee for a report made in good faith will not be tolerated.

Waivers of the BCS for the Company’s executive officers or directors will be disclosed on the Company’s website at www.cbscorporation.com or by Form 8-K filed with the Securities and Exchange Commission (“SEC”).

Supplemental Code of Ethics for Senior Financial Officers

The Supplemental Code of Ethics is applicable to the Company’s Executive Chairman, President and Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Supplemental Code of Ethics, which is available on the Company’s website at www.cbscorporation.com, addresses matters specific to those senior financial positions in the Company, including responsibility for the disclosures made in CBS Corporation’s filings with the SEC, reporting obligations with respect to certain matters and a general obligation to promote honest and ethical conduct within the Company. The senior financial officers are also required to comply with the BCS. Amendments to or waivers of the Supplemental Code of Ethics for these officers will be disclosed on the Company’s website at www.cbscorporation.com or by Form 8-K filed with the SEC. Other than the waiver of conflict of interest in connection with the Company’s agreement with National Amusements and NAIRI under which they participate in the Company’s $8.0 billion stock purchase program (see “Related Person Transactions” for more information), no waivers of the BCS or Supplemental Code of Ethics for Senior Financial Officers have been granted. The National Amusements/NAIRI waiver is posted on the Company’s website.

CBS CORPORATION’S BOARD OF DIRECTORS

The Company’s Board of Directors is currently comprised of 13 members: David R. Andelman, Joseph A. Califano, Jr., William S. Cohen, Gary L. Countryman, Charles K. Gifford, Leonard Goldberg, Bruce S. Gordon, Linda M. Griego, Arnold Kopelson, Leslie Moonves, Doug Morris, Shari Redstone and Sumner M. Redstone. All of the current members of the Board, except for Messrs. Countryman, Goldberg, Kopelson and Morris and Ms. Griego, were elected at the Company’s 2006 Annual Meeting of Stockholders. Mr. Goldberg was elected in January 2007, and Messrs. Countryman, Kopelson and Morris and Ms. Griego were elected in March 2007.

During 2006, the Board of Directors held 12 meetings and acted by unanimous written consent 2 times. Each incumbent director who was a member of the Board in 2006 attended at least 75% of the meetings of the Board and Committees on which such director served during 2006. In addition to Board and Committee meetings, directors are expected to attend the Annual Meeting, and all but one of the directors standing for election in 2006 were present at the Company’s 2006 Annual Meeting of Stockholders.

The non-management directors meet separately, without directors who are Company employees, at regularly scheduled sessions a number of times each year equal to at least 50% of the number of regularly scheduled Board meetings, and at such other times as they deem appropriate. The independent directors meet separately, without those directors who are not independent as determined by the Board, at least two times each year, and at such other times as they deem appropriate. The members of the Nominating and Governance Committee preside at meetings of the non-management directors and independent directors on a rotating basis. During 2006, the non-management directors met 8 times, and the independent directors met 7 times.

Director Independence

The Company’s Guidelines provide that a majority of the Company’s directors must be independent of the Company, as “independence” is defined in the NYSE listing standards and in the Guidelines. The NYSE listing standards set forth five “bright-line” tests that require a finding that a director is not independent if the director fails any of the tests. In addition, the NYSE listing standards provide that a director is not independent unless the Board affirmatively determines that the director has no “material relationship” with the Company. The Guidelines set forth categorical standards to assist the Board in determining what constitutes a “material relationship” with the Company. Generally under these categorical standards, the following relationships are deemed not to be material:

•       The types of relationships identified by the NYSE listing standard’s bright-line tests, if they occurred more than five years ago (the Board will review any such relationship if it occurred more than three but less than five years ago);

•       A relationship whereby the director has received, or an immediate family member of the director has received for service as an executive officer, less than $100,000 in direct compensation from the Company during any twelve-month period within the last three years; and

•       A relationship where the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of the following:

o      a company that made payments to or received payments from CBS for property or services in an amount that, in any of the last three fiscal years, is less than 1% of such company’s annual consolidated gross revenues;

o      a company which is either indebted to or a creditor of the Company in an amount that is less than 1% of such indebted company’s total consolidated assets; and

o      a tax-exempt organization that received contributions from the Company in the prior fiscal year in an amount less than the greater of $500,000 or 1% of that organization’s consolidated gross revenues.

For relationships that exceed the thresholds set forth above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who are independent. In addition, the Guidelines state that, generally, the types of relationships not addressed by the NYSE listing standards or described in the Guidelines will not cause an otherwise independent director to be considered not independent. However, the Board may determine that a director is not independent for any reason it deems appropriate.

The full text of the Guidelines is available on the Company’s website at www.cbscorporation.com.

In March and April 2007, the Nominating and Governance Committee reviewed the independence of the 14 director nominees standing for election at the Annual Meeting to determine which nominees meet the independence standards outlined above. Based on this review by, and the recommendations of, the Nominating and Governance Committee, the Board determined that 9 of the 14 nominees are independent. The independent director nominees are Messrs. Califano, Cohen, Countryman, Gifford, Goldberg, Gordon, Morris and Frederic V. Salerno and Ms. Griego. Mr. Salerno is not a current director of the Company, but is a nominee for election as a director at the Annual Meeting.

During its review, in determining that the director nominees named above are independent, the Board considered the transactions disclosed under “Related Person Transactions” and the following types of transactions, relationships or arrangements, all of which the Board determined were immaterial to, and would not impair, each such director’s independence:

•       With respect to Mr. Califano, the contributions made by the Company and its subsidiaries in each of the previous three fiscal years to a not-for-profit organization of which Mr. Califano is an executive officer were less than the greater of $500,000 or 1% of that organization’s consolidated gross revenues for each such year.

•       With respect to Mr. Goldberg and Ms. Griego, the annual purchases made by the Company and its subsidiaries from companies of which each director is an executive officer and/or holds a significant equity interest, and sales by the Company and its subsidiaries to such companies, were less than 1% of the annual consolidated gross revenues of the applicable company during each of the previous three fiscal years.

•       With respect to Mr. Morris, the annual purchases made by the Company and its subsidiaries from the company of which he is an executive officer, including its parent and any subsidiary in a consolidated group with such company, and sales by the Company and its subsidiaries to such consolidated group, were less than 1% of the annual consolidated gross revenues of the consolidated group during each of the previous three fiscal years.

Board Committees

The following chart sets forth the current membership of each Board Committee. The Board reviews and determines the membership of the Committees at least annually.

Committee	Members
Audit Committee	Charles K. Gifford, Chair* Joseph A. Califano, Jr. Bruce S. Gordon
Compensation Committee	Charles K. Gifford, Chair William S. Cohen Bruce S. Gordon
Nominating and Governance Committee	Joseph A. Califano, Jr., Chair Charles K. Gifford

*                                         On March 26, 2007, the Board elected Mr. Countryman to succeed Mr. Gifford as Chair of the Audit Committee, effective May 1, 2007.

During 2006, the Audit Committee held 10 meetings, the Compensation Committee held 13 meetings and the Nominating and Governance Committee held 14 meetings. Information about the Committees, including their respective roles and responsibilities and charters, is set forth below.

Audit Committee

The Audit Committee Charter provides that the Audit Committee will be comprised of at least three members and that all of the members on the Committee must be independent directors. Also, the Committee must have at least one “audit committee financial expert” (as described below) and all Committee members must be financially literate. The Committee holds at least six regular meetings each year, and it regularly meets separately at these meetings with the independent auditor, the Company’s General Counsel, its Vice President of Internal Audit and other members of the Company’s senior management. The Committee is responsible for the following, among other things:

•       The appointment, retention, termination, compensation and oversight of the Company’s independent auditor, including reviewing with the independent auditor the scope of the audit plan and audit fees;

•       Reviewing the Company’s financial statements and related disclosures, including with respect to internal control over financial reporting;

•       Oversight of the Company’s internal audit function; and

•       Oversight of the Company’s compliance with legal and regulatory requirements.

For additional information on the Committee’s role and its oversight of the independent auditor during 2006, see “Report of the Audit Committee.”

Audit Committee Financial Experts.   The Board of Directors has determined that all of the members of the Audit Committee are “financially literate,” as that term is interpreted by the Board in its business judgment. In addition, the Board has determined that of the members of the Audit Committee, at least one of the members, Mr. Gifford (Chair), qualifies as an “audit committee financial expert,” as that term is defined in the regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Board has also determined that of the members of the Audit Committee as it will be constituted effective May 1, 2007, at least one of the members, Mr. Countryman (Chair, effective May 1, 2007), qualifies as an “audit committee financial expert.”

Service on the Audit Committees of Other Public Companies.   The Company does not restrict the number of other audit committees on which members of its Audit Committee may serve. Mr. Califano and Mr. Gifford (Chair) do not serve on any other public company audit committee. Mr. Gordon currently serves on one other public company audit committee. The Board has determined that Mr. Salerno will serve on the Audit Committee upon his election as a director at the Annual Meeting. Mr. Salerno currently serves on the audit committees of more than three other public companies. The Board has determined that Mr. Salerno’s service on the audit committees of such other companies would not impair his ability to serve effectively on the Company’s Audit Committee, particularly given his experience as the former chief financial officer of a major public company and the fact that he is retired from full-time employment.

Compensation Committee

The Compensation Committee Charter provides that the Compensation Committee will be comprised of at least three members, except that the Committee is deemed to be properly constituted with at least two members in the event of a vacancy until the Board fills the vacancy. The Charter also provides that all of the members on the Committee must be independent directors and must be “outside directors” as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Committee holds at least four regular meetings each year and is responsible for the following, among other things:

•       Adopting and periodically reviewing the Company’s compensation philosophy, strategy and principles;

•       Reviewing and approving the total compensation packages for the Executive Chairman, the Chief Executive Officer, the Company’s other executive officers, the operating managers who report directly to the Chief Executive Officer, and other persons among the Company’s most highly compensated executives, up to a total of 20 executives (other than “Talent” (as such term is commonly used in the media or entertainment industries)) (the “senior executives”); and

•       Overseeing the administration of the Company’s incentive compensation plans (including the bonus plan for executives subject to Section 162(m)) and its equity compensation plans.

Consideration and Determination of Executive Compensation.   The Compensation Committee reviews all components of senior executives’ compensation, including base salary, annual and long-term incentives, severance arrangements, previously awarded equity-based grants and retirement benefits. In approving compensation for the senior executives, the Committee reviews the evaluations by the Executive Chairman and the Chief Executive Officer, as appropriate, of the senior executives’ respective performances. The Committee reports to the Board on the process for setting compensation for the Executive Chairman and Chief Executive Officer. The role of the Company’s executive officers in determining or recommending the amount or form of executive compensation is more fully described in “Compensation Discussion and Analysis.”

The Committee has the power to delegate its authority and duties to subcommittees or individuals as it deems appropriate and in accordance with applicable laws and regulations. In 2006, the Committee delegated to the Chief Executive Officer limited authority to grant long-term incentive awards to executives who are not senior executives under the Company’s long-term management incentive program, as more fully described in “Compensation Discussion and Analysis.”  The Committee delegated this authority in order for the Company to have the ability to act in a timely manner in a competitive environment in connection with the hiring of new executives or the compensating of an existing executive being given a significant increase in responsibility.

The Compensation Committee is empowered to retain compensation consultants having special competence to assist the Committee in evaluating executive officer and employee compensation. The Committee has the sole authority to retain and terminate such consultants and to review and approve such consultants’ fees and other retention terms. The Committee retains an independent compensation consulting firm, Towers Perrin, to advise the Committee in its review of senior executive compensation. In furtherance of this review, the independent consultant examines the compensation practices at companies with which the Company competes for senior executive talent, including those companies engaged in similar business activities and other publicly traded U.S. companies, and provides other analysis, as more fully described in “Compensation Discussion and Analysis.”

Nominating and Governance Committee

The Nominating and Governance Committee’s Charter provides that the Nominating and Governance Committee will be comprised of at least three members, except that the Committee is deemed to be properly constituted with at least two members in the event of a vacancy until the Board fills the vacancy. The Charter also provides that all of the members on the Committee must be independent directors. The Committee holds at least three regular meetings each year and is responsible for the following, among other things:

•       Identifying and recommending to the Board nominees for election to the Board and reviewing the composition of the Board as part of this process;

•       Overseeing all aspects of the Company’s corporate governance initiatives, including regular assessments of its principal governance documents;

•       Establishing criteria for the annual self-evaluations of the Board and its Committees;

•       Making recommendations to the Board on director compensation matters;

•       Monitoring developments in the law and practice of corporate governance; and

•       Developing and recommending items for Board meeting agendas.

The members of the Nominating and Governance Committee also chair the executive sessions of non-management and independent directors on a rotating basis.

Consideration and Determination of Director Compensation.   The Committee annually reviews and recommends for the Board’s consideration the form and amount of compensation for Outside Directors. “Outside Directors” are directors of the Company who are not employees of the Company or any of its subsidiaries. Only Outside Directors are eligible to receive compensation for serving on the Board as more fully described in “Director Compensation.”

In accordance with its Charter, the Committee is guided by three principles in its review of Outside Director compensation and benefits:  Outside Directors should be fairly compensated for the services they provide to the Company, taking into account, among other things, the size and complexity of the Company’s business and compensation and benefits paid to directors of comparable companies; Outside Directors’ interests should be aligned with the interests of stockholders; and Outside Directors’ compensation should be easy for stockholders to understand.

The recommendations of the Committee with respect to director compensation are subject to approval by the Board.

2007 Director Nomination Process.   In connection with the 2007 director nomination process, the Committee reviewed the current composition of the Board in light of the considerations set forth in its Charter and the Company’s Guidelines. The Committee retained a search firm to assist its efforts in identifying potential candidates for membership on the Board. This search firm discussed with the

Committee the desired background and qualifications of candidates for director and matters relating to the composition and size of the Board. In addition, the Committee also considered input received from directors on Board member qualifications and Board composition. After taking these considerations into account, the Committee determined to recommend to the Board that all of the current members of the Board and Mr. Salerno be nominated to stand for election at the Annual Meeting.

Stockholder Recommendations for Director.   The Committee will consider candidates for director recommended by the stockholders of the Company. All recommendations by stockholders for potential director candidates, which shall include written materials with respect to the potential candidate, should be sent to Angeline C. Straka, Secretary, CBS Corporation, 51 West 52nd Street, New York, NY 10019. The Company’s Guidelines and Nominating and Governance Committee Charter set forth certain criteria for director qualifications and Board composition that stockholders should consider when making a recommendation. These criteria include an expectation that directors have substantial accomplishments in their professional backgrounds, are able to make independent, analytical inquiries, and exhibit practical wisdom and mature judgment. CBS directors should also possess the highest personal and professional ethics, integrity and values and be committed to promoting the long-term interests of CBS Corporation’s stockholders. Director candidates recommended by stockholders who meet the director qualifications, which are described more fully in the Company’s Guidelines and Nominating and Governance Committee Charter, will be considered by the Chair of the Committee, who will present the information on the candidate to the entire Committee. All director candidates recommended by stockholders will be considered by the Committee in the same manner as any other candidate.

Communications with Directors

Stockholders and other parties interested in contacting CBS Corporation’s non-management directors may send an email to: nonmanagementdirectors@cbs.com or write to Non-Management Directors, CBS Corporation, 51 West 52nd Street, 35th Floor, New York, NY 10019. The non-management directors’ contact information is also available on CBS Corporation’s website at www.cbscorporation.com. Non-management directors have approved the process for handling communications received in this manner.

Stockholders should also use the email and mailing address for the non-management directors to send communications to the Board. The process for handling stockholder communications to the Board received in this manner has been approved by the independent directors of the Board. Correspondence relating to accounting or auditing matters will be handled in accordance with procedures established by the Audit Committee for such matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth as of February 28, 2007, unless otherwise indicated, information concerning the beneficial ownership of the Company’s Class A and Class B Common Stock by (i) each current director and director nominee, (ii) each named executive officer and (iii) the current directors and executive officers of the Company as a group. The information below does not reflect ownership of stock options or restricted share units (“RSUs”) if such stock options do not become exercisable or such RSUs do not vest within 60 days from February 28, 2007. Each person has sole voting and investment power over the shares reported, except as noted. Also set forth below is information concerning the beneficial ownership by each person, or group of affiliated persons, who is known by the Company to beneficially own 5% or more of the Company’s Class A Common Stock. As of February 28, 2007, there were 61,256,839 shares of the Company’s Class A Common Stock outstanding and 724,184,939 shares of the Company’s Class B Common Stock outstanding.

Beneficial Ownership of Equity Securities
Name	Title of Security	Number of Shares		Percent of Class
David R. Andelman	Class A Common Class B Common	4,314 42,883	(1) (1)(2)	* *
Louis J. Briskman	Class A Common Class B Common	0 308,656	(2)(3)(4)	* *
Joseph A. Califano, Jr.	Class A Common Class B Common	2,202 32,243	(1) (1)(2)(3)	* *
William S. Cohen	Class A Common Class B Common	3,558 30,662	(1) (1)(2)	* *
Gary L. Countryman (5)	Class A Common Class B Common	0 0		* *
Charles K. Gifford	Class A Common Class B Common	0 20,586	(2)	* *
Leonard Goldberg	Class A Common Class B Common	0 5,000	(3)	* *
Bruce S. Gordon	Class A Common Class B Common	0 20,079	(2)	* *
Susan C. Gordon	Class A Common Class B Common	377 80,052	(4) (2)(4)	* *
Linda M. Griego (5)	Class A Common Class B Common	0 0		* *
Arnold Kopelson (5)	Class A Common Class B Common	0 0		* *
Leslie Moonves	Class A Common Class B Common	0 1,499,193	(2)(3)(4)	* *
Doug Morris (5)	Class A Common Class B Common	0 0		* *
Shari Redstone	Class A Common Class B Common	2,244 12,486	(1)(6) (1)(2)(3)(6)	* *

Sumner M. Redstone	Class A Common Class B Common	46,829,454 42,689,119	(7) (2)(4)(7)	76.4 5.9	% %
Fredric G. Reynolds	Class A Common Class B Common	0 162,326	(3)(4)	* *
Frederic V. Salerno (5)	Class A Common Class B Common	7,918 13,134	(1) (1)	* *
Current directors and executive officers as a group, other than the interests of Mr. Redstone (23 persons)	Class A Common Class B Common	12,695 2,915,385	(1)(4) (1)(3)(4)(8)	* *
NAIRI, Inc./National Amusements, Inc. 200 Elm Street Dedham, MA 02026	Class A Common Class B Common	46,829,414 39,809,527	(9) (9)	76.4 5.5	% %
Mario J. Gabelli (10) Gabelli Asset Management Inc. One Corporate Center Rye, NY 10580-1435	Class A Common	4,844,623		7.9%

*                                         Represents less than 1% of the outstanding shares of the class.

(1)                               Includes (a) the following Company Class A Common Stock phantom units and Class B Common Stock phantom units credited pursuant to the Company’s deferred compensation plans for outside directors: Andelman, 4,314 Class A and 4,334 Class B; Califano, 2,202 Class A and 2,215 Class B; Cohen, 3,558 Class A and 3,573 Class B; Shari Redstone, 2,244 Class A and 2,248 Class B; and Salerno, 7,918 Class A and 7,946 Class B (these amounts were deferred prior to the Separation (as defined in “Related Person Transactions”) and are held in an account in Mr. Salerno’s name at Viacom Inc.); and (b) the following shares of the Company’s Class B Common Stock underlying vested RSUs on which settlement has been deferred: Andelman, 4,170; Califano, 4,170; Cohen, 4,170;  Gifford, 2,155; and Shari Redstone, 2,155. Pursuant to the governing plans, the phantom common stock units are payable in cash and the RSUs are payable in shares of the Company’s Class B Common Stock following termination of service as a director.

(2)                               Includes the following shares of the Company’s Class B Common Stock which the indicated executive officer or director had the right to acquire within 60 days from February 28, 2007, through the exercise of stock options: Andelman, 34,379; Briskman, 262,519; Califano, 22,919; Cohen, 22,919; Gifford, 14,431; Bruce Gordon, 17,924; Susan Gordon, 17,828; Moonves, 532,233; Shari Redstone, 6,583; and Sumner Redstone, 2,276,186.

(3)                               Includes the following number of shares of the Company’s Class B Common Stock (a) owned by family members but as to which the indicated director or executive officer disclaims beneficial ownership: Califano, 927; Moonves, 1,617; and Reynolds, 982; (b) held in a family partnership: Briskman, 2,784, as to which he disclaims beneficial ownership to the extent that he has no pecuniary interest; and (c) owned by a trust, as to which the indicated director has shared voting and investment power: Goldberg, 5,000 and Shari Redstone, 1,500.

(4)                               Includes shares held through the CBS 401(k) Plan.

(5)                               Information (a) for Messrs. Countryman, Kopelson and Morris and Ms. Griego is as of March 27, 2007, the effective date of their election to the CBS Board of Directors; and (b) for Mr. Salerno is as of April 11, 2007.

(6)                               Ms. Redstone is a stockholder of National Amusements and has a significant indirect beneficial interest in the Company shares owned by National Amusements.

(7)                               Except for 40 shares of the Company’s Class A Common Stock owned directly by Mr. Redstone, all shares of the Company’s Class A Common Stock are owned beneficially by National Amusements.

Except for 603,188 shares of the Company’s Class B Common Stock and 2,276,186 stock options to purchase shares of the Company’s Class B Common Stock (also described in footnote (2) above) owned directly by Mr. Redstone, 118 shares of the Company’s Class B Common Stock held by Mr. Redstone through the CBS 401(k) Plan, and 100 shares of the Company’s Class B Common Stock held by Mr. Redstone’s spouse, all shares of the Company’s Class B Common Stock are owned beneficially by National Amusements. Mr. Redstone can be reached at the address set forth on the above table for National Amusements.

(8)                               Includes 1,482,696 shares of the Company’s Class B Common Stock which the current directors and executive officers as a group other than Mr. Redstone, had the right to acquire within 60 days from February 28, 2007, through the exercise of stock options.

(9)                               Mr. Redstone is the beneficial owner of the controlling interest in National Amusements and, accordingly, beneficially owns all such shares. NAIRI is a wholly owned subsidiary of National Amusements.

(10)                        This information is based on a Schedule 13D dated January 3, 2006 and filed with the SEC by Gamco Investors, Inc. et al. on January 13, 2006. The Schedule 13D reported that the Gabelli entities collectively owned 7.3% of the Company’s Class A Common Stock as of January 3, 2006. The Schedule 13D reported that the Gabelli entities have investment discretion and/or voting power with respect to substantially all of such shares. There have been no filings with respect to these shares since January 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE and to furnish the Company with copies of all Section 16(a) forms they file. Based upon the Company’s compliance program, a review of the forms furnished to the Company and written representations, the Company believes that during 2006 its executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

RELATED PERSON TRANSACTIONS

Agreements Related to Viacom Inc.

The separation of former Viacom Inc. (“Former Viacom”) into two publicly traded companies, CBS Corporation and new Viacom Inc. (“Viacom”), was completed on December 31, 2005 (the “Separation”). National Amusements, the Company’s controlling stockholder, is also the controlling stockholder of Viacom. Mr. Sumner M. Redstone, the controlling stockholder, chairman of the board of directors and chief executive officer of National Amusements, serves as the Executive Chairman of the Board of Directors for both the Company and Viacom. In connection with the Separation, CBS Corporation and Viacom entered into various agreements, including a separation agreement, a tax matters agreement and a transition services agreement. In accordance with the terms of the separation agreement, Viacom paid to the Company an estimated special dividend of $5.4 billion in December 2005. Pursuant to the provisions of the separation agreement, the estimated special dividend was subject to adjustment. During 2006, Viacom paid to the Company the net undisputed adjustment to the special dividend of $172 million plus net interest of $3.1 million. In January 2007, the Company and Viacom resolved the remaining disputed items with respect to the special dividend, and Viacom paid to the Company an additional $170 million, resulting in an aggregate adjustment to the special dividend of $342 million.

During 2006, the Company, through its normal course of business, was involved in transactions with companies owned by Viacom. The Company, through its Television segment, licenses it television products to Viacom, primarily MTV Networks and Black Entertainment Television. In addition, the Company recognizes advertising revenues for media spending placed by various subsidiaries of Viacom, primarily Paramount Pictures. Paramount Pictures also distributes certain of the Company’s television products in the home entertainment market. Simon & Schuster is also involved in certain nonmaterial transactions with Viacom. The Company’s total revenues from these transactions were $222.8 million for the year ended December 31, 2006. In addition, the Company, through Showtime Networks and CBS Television, purchases motion picture programming from Viacom, primarily Paramount Pictures, and places advertisements with various subsidiaries of Viacom. The total purchases from these transactions were $198.7 million for the year ended December 31, 2006. As of December 31, 2006, Viacom owed the Company approximately $447.9 million, and the Company owed Viacom approximately $72.0 million in connection with the Company’s various normal course of business transactions with Viacom.

The Company believes that the terms of all such transactions were no more or less favorable to the Company and its businesses than they would have obtained from unrelated parties. The Company expects for the foreseeable future to continue to have transactions with Viacom.

Other Related Person Transactions

On October 28, 2004, the Company entered into an agreement (the “NAIRI Agreement”) with National Amusements and NAIRI pursuant to which the Company agreed to buy, and National Amusements and NAIRI agreed to sell, a number of shares of the Company’s Class B Common Stock each month such that the ownership percentage of the Company’s Class A Common Stock and Class B Common Stock (considered as a single class) held by National Amusements and/or NAIRI would not increase as a result of purchases of shares of the Company’s Common Stock under its $8.0 billion stock purchase program announced in October 2004. In 2006, the Company did not make any purchases under this program, and the Company has made no purchases under this program in 2007 to date. A copy of the NAIRI Agreement was filed with the SEC as Exhibit 10(a) to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2004.

Mr. Redstone is the indirect beneficial owner of approximately 10.7% of the common stock of WMS Industries Inc. (“WMS”) as of April 5, 2007, according to a Schedule 13D filed with the SEC on April 6, 2007, of which 9.5% is held directly by National Amusements. A subsidiary of the Company licensed to WMS the right to use certain brands for slot machines that WMS produces. In 2006, WMS paid the Company’s subsidiary an aggregate of approximately $935,600 in connection with these agreements.

The Company believes that the terms of the licensing arrangements were no more or less favorable to its subsidiary than it would have obtained from unrelated parties. The Company may continue to enter into licensing agreements with WMS in the future.

The National Center on Alcohol and Substance Abuse at Columbia University (“CASA”), of which Mr. Califano is Chairman and President, sponsors an annual “Family Day” event, the purpose of which is to encourage families to eat dinner together. In 2006, certain divisions of the Company supported the cause by airing public service announcements (PSAs) that promote Family Day. It is anticipated that divisions of the Company will from time to time promote Family Day. In addition, in 2006, the Company made a contribution of $50,000 to CASA in connection with its $250,000 commitment to CASA, payable in equal installments over five years, commencing with this 2006 contribution.

Julie Chen, the wife of Mr. Moonves, is an anchor on CBS Networks’ The Early Show and the host of the CBS Network show Big Brother. Ms. Chen’s compensation is comparable to talent in similar positions at the CBS Network, and the Company believes it is comparable to entertainment talent in such positions generally.

Amy Salerno, a daughter of Mr. Salerno who is a nominee for election as a director at the Company’s 2007 Annual Meeting, is an employee in the Business Development department of Showtime Networks Inc., a subsidiary of the Company. Ms. Salerno has been an employee of Showtime Networks for approximately 7 years. She is not an executive officer of the Company or of Showtime. In 2006, she earned approximately $131,000 in compensation. Her compensation is comparable to other Showtime employees at a similar level.

In November 1995, the Company entered into an agreement with Gabelli Asset Management Company (“GAMCO”) pursuant to which GAMCO manages certain assets for qualified U.S. pension plans sponsored by the Company. In 2006, the Company paid GAMCO approximately $268,461 for such investment management services. The Company believes that the terms of the agreement with GAMCO are no more or less favorable to the Company than it could have obtained from unrelated parties. Entities that are affiliated with GAMCO collectively own 4,844,623 shares of the Company’s Class A Common Stock, according to a Schedule 13D filed with the SEC on January 13, 2006 by such entities, the most recent filing available, which, as of February 28, 2007, represents approximately 7.9% of the outstanding shares of the class.

Review, Approval or Ratification of Transactions with Related Persons

The Board of Directors adopted a written policy whereby the Nominating and Governance Committee reviews and approves, ratifies or takes other actions it deems appropriate with respect to a related person transaction that, under the rules of the SEC, is required to be disclosed in the Company’s proxy statement. In its review, the Committee considers the related person’s interest in the transaction; the material terms of the transaction, including the dollar amount involved; the importance of the transaction to the related person and the Company; whether the transaction would impair the judgment of the related person; and any other information the Committee deems appropriate.

Any member of the Committee who is a related person with respect to a transaction under review may not participate in the review or vote respecting the transaction; however, that person may be counted in determining the presence of a quorum at a meeting of the Committee that considers the transaction.

Under the policy, the Company’s legal staff is primarily responsible for determining whether a related person—a director, executive officer or holder of greater than 5% of the Company’s voting stock—has a direct or indirect material interest in a transaction with the Company that is required to be disclosed. The determination will be made after a review of information obtained from the related person and information available from the Company’s records. The staff is responsible for establishing and maintaining policies and procedures to obtain relevant information to allow it to make the determination.

ITEM 1—ELECTION OF DIRECTORS

The election of 14 directors is proposed by the Board of Directors, each director to hold office, in accordance with the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, for a term of one year and until his or her successor is duly elected and qualified. The Company’s Board of Directors proposes for election: David R. Andelman, Joseph A. Califano, Jr., William S. Cohen, Gary L. Countryman, Charles K. Gifford, Leonard Goldberg, Bruce S. Gordon, Linda M. Griego, Arnold Kopelson, Leslie Moonves, Doug Morris, Shari Redstone, Sumner M. Redstone and Frederic V. Salerno. All of the nominees are current members of the Company’s Board of Directors, except for Mr. Salerno. All of the current members of the Board, except for Messrs. Countryman, Goldberg, Kopelson and Morris and Ms. Griego, were elected at the Company’s 2006 Annual Meeting of Stockholders. Mr. Goldberg was elected in January 2007, and Messrs. Countryman, Kopelson and Morris and Ms. Griego were elected in March 2007. Mr. Salerno is not a current director of the Company, but is a nominee for election as a director at the Annual Meeting.

In accordance with the Board’s recommendation, the proxy holders will vote the shares of the Company’s Class A Common Stock covered by the respective proxies for the election of each of the 14 director nominees set forth below, unless the stockholder gives instructions to the contrary. If, for any reason, any of the director nominees become unavailable for election, the proxy holders may exercise discretion to vote for substitute nominees proposed by the Board. Each of the director nominees has indicated that he or she will be able to serve if elected and has agreed to do so.

Information about each director nominee is set forth below, including the director’s business experience, tenure on the Company’s Board, independence status as determined by the Board in accordance with the standards discussed under “CBS Corporation’s Board of Directors—Director Independence,” and service on the boards of directors of other publicly traded companies and investment companies.

David R. Andelman
Age 67 Director since 2000

Mr. Andelman is an attorney associated with the law firm of Lourie & Cutler, P.C. in Boston, Massachusetts since 1964. Mr. Andelman also serves as a director and treasurer of Lourie & Cutler. He is also a director of National Amusements.

Joseph A. Califano, Jr.
Age 75 Director since 2003

Mr. Califano is Chairman of the Board and President of The National Center on Addiction and Substance Abuse at Columbia University, a position he has held since 1992. Mr. Califano has served as Adjunct Professor of Public Health at Columbia University’s Medical School and School of Public Health since 1992 and is a member of the Institute of Medicine of the National Academy of Sciences. He was senior partner of the Washington, D.C. office of the law firm Dewey Ballantine from 1983 to 1992. Mr. Califano served as the United States Secretary of Health, Education and Welfare from 1977 to 1979, and he served as President Lyndon B. Johnson’s Assistant for Domestic Affairs from 1965 to 1969. He is the author of 11 books. Mr. Califano is also a director of Midway Games Inc. and Willis Group Holdings Limited.

William S. Cohen
Age 66 Director since 2003

Mr. Cohen has been Chairman and Chief Executive Officer of The Cohen Group, a business consulting firm, since January 2001, and Chairman of The Cohen Group Financial Partners, a merchant banking firm, since February 2004. Prior to founding The Cohen Group, Mr. Cohen served as the United States Secretary of Defense from January 1997 to 2001. He also served as a United States Senator from 1979 to 1997 and as a member of the United States House of Representatives from 1973 to 1979. Mr. Cohen is also a director of Head N.V.

Gary L. Countryman
Age 67 Director since March 2007

Mr. Countryman has been Chairman Emeritus of the Liberty Mutual Group since 2000. He served as Chairman of Liberty Mutual Group from 1986 to 2000 and as Chief Executive Officer from 1986 to 1998. Mr. Countryman is also Chairman of the Dana Farber Cancer Institute and President of the United Way of New England. Mr. Countryman is also a director of the Bank of America, the Liberty Mutual Group and NSTAR.

Charles K. Gifford
Age 64 Director since 2006

Mr. Gifford has been Chairman Emeritus of Bank of America Corporation since February 2005. He was Chairman and Chief Executive Officer of BankBoston prior to its 1999 merger with Fleet Financial Group and became President and Chief Operating Officer of the combined companies. Mr. Gifford became Chief Executive Officer of FleetBoston Financial in 2001 and Chairman in 2002. Mr. Gifford is also a director of NSTAR and Bank of America.

Leonard Goldberg
Age 73 Director since January 2007

Mr. Goldberg has been President of Mandy Films, Inc. and Panda Productions, Inc., both television and film production companies, since 1984. He was President of Twentieth Century Fox from 1987 to 1989. In addition, from 1972 to 1984, he partnered with producer Aaron Spelling to launch various television series and made-for-television movies. Prior to that, Mr. Goldberg served as Vice President of Production at Screen Gems (now Columbia Pictures Television) from 1969 to 1972. During the years 1961 to 1969, he served in various positions with the ABC Network, advancing to Head of Programming.

Bruce S. Gordon
Age 61 Director since 2006

Mr. Gordon served as President and Chief Executive Officer of the National Association for the Advancement of Colored People (NAACP) from June 2005 to March 2007. In December 2003, Mr. Gordon retired from Verizon Communications where he had served as President, Retail Markets Group since June 2000. Prior to that, Mr. Gordon served as Group President, Enterprise Business with Bell Atlantic Corporation since December 1998. He served as Group President, Consumer and Small Business Services of Bell Atlantic from 1993 to August 1997, and as Group President, Retail, from August 1997 to December 1998. Mr. Gordon is also a director of Tyco International Ltd.

Linda M. Griego
Age 59 Director since March 2007

Ms. Griego has served, since 1986, as President and Chief Executive Officer of Griego Enterprises, Inc., a business management company. She oversees the operations of Engine Co. No. 28, a prominent restaurant in downtown Los Angeles that Ms. Griego founded in 1988. From 1990 to 2000, Ms. Griego held a number of government related appointments, including Deputy Mayor of the city of Los Angeles, President and Chief Executive Officer of the Los Angeles Community Development Bank, and President and Chief Executive Officer of Rebuild LA, the agency created to jump-start inner-city economic development following the 1992 Los Angeles riots. Over the past two decades, she has also served on a number of government commissions and boards of directors of non-profit organizations, including current service on the boards of Cedars Sinai Medical Center, the Robert Wood Johnson Foundation, the Packard Foundation and the Public Policy Institute of California. Ms. Griego has served as a director of publicly traded and private corporations, including presently serving as director of City National Bank, Southwest Water Company and AECOM Technology Corporation.

Arnold Kopelson
Age 72 Director since March 2007

Mr. Kopelson has been Co-Chairman and President of Kopelson Entertainment, through which he produces films and finances the acquisition and development of screenplays, since 1979. Prior to that, he practiced entertainment and banking law, specializing in motion picture financing. He has been honored with a Best Picture Academy Award, a Golden Globe, and an Independent Spirit Award, and his films have generated 17 Academy Award nominations. Mr. Kopelson serves on the Executive Committee of the Producers Branch of the Academy of Motion Picture Arts and Sciences and is a member of the Advisory Board of the Rand Corporation Center for Middle East Public Policy.

Leslie Moonves
Age 57 Director since 2006

Mr. Moonves has been President and Chief Executive Officer of the Company since January 2006. Previously, Mr. Moonves served as Co-President and Co-Chief Operating Officer of Former Viacom from June 2004 through December 2005. Prior to that, he served as Chairman and Chief Executive Officer of CBS Broadcasting since 2003 and as its President and Chief Executive Officer since 1998. Mr. Moonves joined former CBS Corporation in 1995 as President, CBS Entertainment. Prior to that, Mr. Moonves was President of Warner Bros. Television since July 1993. Mr. Moonves is also a director of KB Home.

Doug Morris
Age 68 Director since March 2007

Mr. Morris has been the Chairman and Chief Executive Officer of Universal Music Group since November 1995. In July 1995, he formed a joint venture with Universal Music Group for a full-service record label. Prior to that, Mr. Morris served as President and Chief Operating Officer of Warner Music U.S. commencing in 1994 and was soon after appointed Chairman. He served as President of Atlantic Records and Co-Chief Executive Officer of the Atlantic Recording Group from 1980 to 1994. Mr. Morris began his career as a songwriter, producer, and the founder of his own record label, which was acquired by Atlantic Records in 1978.

Shari Redstone[1]
Age 52 Director since 1994

Ms. Redstone has been Vice Chair of the Board of the Company since June 2005, and President of National Amusements since January 2000. Prior to that, Ms. Redstone served as Executive Vice President of National Amusements since 1994. Ms. Redstone practiced law from 1978 to 1993, with her practice including corporate law, estate planning and criminal law. Ms. Redstone is a member of the Board of Directors and Executive Committee for the National Association of Theatre Owners, Co-Chairman and Co-President of MovieTickets.com, Inc. and Chairman and Chief Executive Officer of CineBridge Ventures, Inc. Ms. Redstone is a board member of several charitable organizations, including the Board of Trustees at Dana Farber Cancer Institute, the Board of Directors at Combined Jewish Philanthropies and the Board of Directors of the John F. Kennedy Library Foundation. Ms. Redstone is also a director of National Amusements, Midway Games Inc. (Vice Chairwoman) and Viacom (Vice Chair).

Sumner M. Redstone[1]
Age 83 Director since 1986

Mr. Redstone is the Company’s Founder and has been Executive Chairman of the Board since January 2006. He was Chairman of the Board of Former Viacom from 1987 through 2005 and served as Chief Executive Officer of Former Viacom from 1996 through 2005. Mr. Redstone has also served as Chairman of the Board of National Amusements since 1986 and Chief Executive Officer of National Amusements since 1967. He served as President of National Amusements from 1967 through 1999. Mr. Redstone served as the first Chairman of the Board of the National Association of Theatre Owners and is currently a member of its Board, Emeritus. Mr. Redstone has been a frequent lecturer at universities, including Harvard Law School, and was formerly a visiting professor of Brandeis University. Mr. Redstone graduated from Harvard University in 1944 and received a LL.B. from Harvard University School of Law in 1947. Upon graduation, Mr. Redstone served as Law Secretary with the United States Court of Appeals and then as a Special Assistant to the United States Attorney General. Mr. Redstone served in the Military Intelligence Division during World War II. While a student at Harvard, he was selected to join a special intelligence group whose mission was to break Japan’s high-level military and diplomatic codes. Mr. Redstone received, among other honors, two commendations from the Military Intelligence Division in recognition of his service, contribution and devotion to duty. Mr. Redstone is also a recipient of the Army Commendation Award. Mr. Redstone is also Chairman of the Board of National Amusements and is Executive Chairman of the board of directors of Viacom.

Frederic V. Salerno
Age 63 Nominee for Director

Mr. Salerno previously served as a director of Former Viacom from 1994 through 2005. He is a retired Vice Chairman and Chief Financial Officer of Verizon Communications Inc., a position he held from June 2000 to October 2002. Prior to that, Mr. Salerno served as Vice Chairman and Chief Financial Officer of Bell Atlantic (Verizon’s predecessor) from August 1997. Prior to the merger of Bell Atlantic and NYNEX Corporation, Mr. Salerno served as Vice Chairman, Finance and Business Development of NYNEX from 1994 to 1997. Mr. Salerno was Vice Chairman of the Board of NYNEX and President of the NYNEX Worldwide Services Group from 1991 to 1994. Mr. Salerno is also a director of Akamai Technologies, Inc., The Bear Stearns Companies Inc., IntercontinentalExchange, Inc., Popular Inc. and Viacom.

1              Ms. Redstone is Sumner Redstone’s daughter. None of the other director nominees is related to any other director or executive officer by blood, marriage or adoption.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the election of each of the director nominees named above.

DIRECTOR COMPENSATION

Outside Director Compensation During 2006

The following table sets forth information concerning the compensation of the Company’s Outside Directors for 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b) (1)	(c) (2)	(d) (3)	(e)	(f)	(g)
Andelman, David R.	$82,000	$72,184	$51,819	N/A	—	$206,003
Califano, Jr., Joseph A.	152,175	72,184	51,819	N/A	—	276,178
Cohen, William	90,950	72,184	51,819	N/A	—	214,953
Dauman, Philippe P. (4)	61,000	8,378	1,308	$0 (5)	—	70,686
Gifford, Charles K.	163,550	50,332	97,022	N/A	—	310,904
Gordon, Bruce S.	132,800	50,332	97,022	N/A	—	280,154
Redstone, Shari	84,000	50,332	24,559	N/A	$122,550 (6)	281,441
Reese, Ann N. (4)	114,000	0	0	N/A	—	114,000
Sprieser, Judith A. (4)	167,000	0	0	N/A	—	167,000
Walter, Robert D. (4)	52,000	21,852	3,409	N/A	—	77,261

(1)                               Reflects cash amounts earned in 2006 for the annual board retainer, committee chair retainers, and meeting fees for board and committee meetings, including a committee chair retainer and meeting fees for a special litigation committee that met 4 times during 2006. For 2006, Messrs. Andelman, Califano, Cohen, Gifford and Mses. Redstone and Reese deferred these amounts under the CBS Corporation Deferred Compensation Plan for Outside Directors.

(2)                               Amounts reflect the 2006 compensation expense associated with stock-based awards (RSUs) granted in 2006 and in prior years. However, in accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions, which would otherwise be taken into account under SFAS No. 123 (revised 2004) “Share-Based Payment” (“SFAS 123R”). These amounts reflect the Company’s accounting expense for these awards and may not correspond to the actual value recognized by the director. Differences in the amounts shown among Board members largely reflect differences in length of service. The expense is calculated in accordance with SFAS 123R. See “RSUs and Restricted Shares” in Note 12 to the audited 2006 consolidated financial statements on pages II-69 – II-70 in the Company’s Form 10-K for the fiscal year ended December 31, 2006, for a discussion of the assumptions made in calculating these amounts.

The fair value of stock awards granted during 2006 on the date of grant and the outstanding stock awards held by each of the directors named in the table as of the end of fiscal year 2006 (except as otherwise noted) are as follows:

Name	Fair Value of RSU Grants in 2006 (a)	Aggregate Number of RSUs Outstanding at FYE 2006
Andelman, David R.	$55,004	2,105
Califano, Jr., Joseph A.	55,004	2,105
Cohen, William	55,004	2,105
Dauman, Philippe P.	55,004	0	(b)
Gifford, Charles K.	55,004	2,105
Gordon, Bruce S.	55,004	2,105
Redstone, Shari	55,004	2,105
Reese, Ann N.	55,004	0	(b)
Sprieser, Judith A.	55,004	0	(b)
Walter, Robert D.	55,004	0	(b)

(a)                                Amounts reflect the fair value of 2,105 RSUs, on the date of grant, January 31, 2006, in accordance with SFAS 123R.

(b)                               Amounts reflect the aggregate number of stock awards outstanding as of the date of the indicated director’s departure as noted in footnote (4) below. An award of 2,105 RSUs for this director was forfeited as a result of his or her leaving the Board during 2006 prior to the vesting of the RSUs.

(3)                               Amounts reflect the 2006 compensation expense, calculated in accordance with SFAS 123R, associated with stock option awards made in 2006 and in prior years. However, in accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions, which would otherwise be taken into account under SFAS 123R. These amounts reflect the Company’s accounting expense for these awards and may not correspond to the actual value recognized by the director. Differences in the amounts shown among Board members largely reflect differences in length of service. See “Stock Options” in Note 12 to the audited 2006 consolidated financial statements on pages II-66 – II-69 in the Company’s Form 10-K for the fiscal year ended December 31, 2006, for a discussion of the assumptions made in calculating these amounts.

The outstanding option awards held by each of the directors named in the table as of the end of fiscal year 2006 (except as otherwise noted), and the fair value of the option awards granted during 2006 on the date of grant using the Black-Scholes option-pricing model, are as follows:

Name	Fair Value of Initial Option Grants in 2006 (a)	Fair Value of Annual Option Grants in 2006 (b)	Aggregate Number of Option Awards Outstanding at FYE 2006
Andelman, David R.	N/A	$35,753	39,473
Califano, Jr., Joseph A.	N/A	35,753	28,013
Cohen, William	N/A	35,753	28,013
Dauman, Philippe P.	N/A	35,753	12,699	(c)
Gifford, Charles K.	$86,591	35,753	17,827
Gordon, Bruce S.	86,591	35,753	21,320
Redstone, Shari	N/A	35,753	9,979
Reese, Ann N.	86,591	35,753	0	(c)
Sprieser, Judith A.	86,591	35,753	0	(c)
Walter, Robert D.	N/A	35,753	47,095	(c)

(a)                                Amounts reflect the fair value, in accordance with SFAS 123R, of options to purchase 12,734 shares of the Company’s Class B Common Stock granted to newly elected directors on January 3, 2006.

(b)                               Amounts reflect the fair value, in accordance with SFAS 123R, of options to purchase 5,093 shares of the Company’s Class B Common Stock granted pursuant to annual grants awarded to directors on January 31, 2006.

(c)                                Awards of options to purchase 5,093 shares of the Company’s Class B Common Stock granted on January 31, 2006, to each director indicated, and options to purchase 12,734 shares of the Company’s Class B Common Stock granted on January 3, 2006, to Mses. Reese and Sprieser, were forfeited as a result of such director’s leaving the Board during 2006. Amounts reflect the aggregate number of option awards outstanding as of the date of the indicated director’s departure as noted in footnote (4) below.

(4)                               The following directors left the Board during 2006: Philippe P. Dauman, effective September 6, 2006; Ann N. Reese, effective October 30, 2006; Judith A. Sprieser, effective December 13, 2006; and Robert D. Walter, effective May 26, 2006.

(5)                               Mr. Dauman formerly served as an executive officer of Former Viacom. The present value as of December 31, 2006 of all pension benefits accrued in connection with this service is $1,529,098, which represents a change of -$12,798 from December 31, 2005. The present value is reduced, even though the monthly annuity remains the same, due to the fact that he has not yet started to receive payments and would, based on the current mortality tables, receive fewer total payments over his expected lifetime.

(6)                               Amounts for Ms. Redstone reflect the personal use of the Company aircraft. The incremental cost to the Company of the personal use of the Company’s aircraft is calculated by dividing the total variable costs (including fuel, unscheduled maintenance, landing and navigation fees, catering, flight crew trip expenses, telecommunications and supplies and miscellaneous expenses) by the total flight hours for such year and multiplying such amount by Ms. Redstone’s total number of flight hours for her personal use for the year. Fixed costs which do not change based on usage, such as pilot salaries, hangar rental and insurance, are excluded. To the extent Ms. Redstone uses the corporate aircraft of Viacom for personal use, the Company reimburses Viacom 50% of a previously agreed upon per flight hourly amount and 50% of the incremental variable costs to Viacom using the methodology described above.

Description of Outside Director Compensation

Directors of the Company who are not employees of the Company or any of its subsidiaries are “Outside Directors” as defined in the director plans described below. Outside Directors receive compensation for their service on the Board and are eligible to participate in these director plans. Messrs. Andelman, Califano, Cohen, Countryman, Gifford, Goldberg, Gordon, Kopelson and Morris and Mses. Griego and Redstone are currently deemed Outside Directors. Mr. Salerno, upon election to the Board at the Annual Meeting, would also be deemed an Outside Director. Messrs. Redstone and Moonves are not compensated for serving on the Board and are not eligible to participate in any director plans.

Cash Compensation

The Company pays the following cash compensation to Outside Directors:

•       A $60,000 annual retainer, paid in equal installments quarterly in advance;

•       A per meeting attendance fee of $2,000 for each Board meeting;

•       A per meeting attendance fee of $2,000 to Committee members for each meeting of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee; and

•       A $20,000 annual retainer for the chair of each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, payable in equal installments quarterly in advance.

Deferred Compensation Plan

The Company maintains deferred compensation plans for Outside Directors (the “Director Deferred Compensation Plans”). Under the Director Deferred Compensation Plans, Outside Directors may elect to defer their Board and committee retainer and meeting fees for the upcoming calendar year. Deferred amounts are credited during a calendar quarter to an interest-bearing income account or a stock unit account in accordance with the director’s prior election. Amounts credited to an income account bear interest at the prime rate in effect at the beginning of each calendar quarter. Amounts credited to a stock unit account are deemed invested in phantom units for shares of the Company’s Class A Common Stock and Class B Common Stock, calculated based on the closing market prices on the first day of the next calendar quarter.

Upon a director’s leaving the Board, the amounts deferred under the Director Deferred Compensation Plans are paid in cash in a lump sum or in three or five annual installments, based on the director’s prior election, with the lump sum or initial annual installment becoming payable on the later of six months after the director leaves the Board (90 days after the director leaves the Board in the case of amounts deferred before January 1, 2005) or on January 15th of the following year. The value of a stock unit account is determined by reference to the average of the closing market prices of the Company’s Class A Common Stock and Class B Common Stock on the NYSE on each trading date during the four-week period ending five business days prior to the payment date. Amounts paid in installments accrue interest until the final installment is paid.

Equity Compensation

The Company maintains the amended and restated CBS Corporation 2005 RSU Plan for Outside Directors (the “Director RSU Plan”) and the amended and restated CBS Corporation 2000 Stock Option Plan for Outside Directors (the “Director Option Plan”).

Stock Awards

Under the Director RSU Plan, Outside Directors receive an annual grant of RSUs on January 31st of each year equal to $55,000 in value based on the closing price of the Company’s Class B Common Stock on the NYSE on the date of grant. The RSUs will vest one year from the date of grant. RSUs are payable to Outside Directors in shares of the Company’s Class B Common Stock upon vesting unless the Outside Director elects to defer settlement of the RSUs to a future date. Outside Directors are entitled to receive dividend equivalents on the RSUs in the event the Company pays a regular cash dividend on the Company’s Class B Common Stock. Dividend equivalents will accrue on the RSUs (including deferred RSUs) in accordance with the plan until the RSUs are settled, at which time the dividend equivalents are payable in shares of the Company’s Class B Common Stock.

Option Awards

Outside Directors receive the following awards under the Director Option Plan:

•       An initial grant of 12,734 stock options to purchase shares of the Company’s Class B Common Stock on the date the director joins the Board as, or otherwise becomes, an Outside Director, which options will vest one year from the date of grant; and

•       An annual grant of 5,093 stock options to purchase shares of the Company’s Class B Common Stock on January 31st of each year, which options will vest in three equal annual installments, on the first, second and third anniversaries of the date of grant.

The exercise price for the stock option grants made under the plan is the closing price of the Company’s Class B Common Stock on the NYSE on the date of grant, or if such day is not a business day, on the business day immediately preceding the date of grant.

Other

Expenses:   Directors are reimbursed for expenses incurred in attending Board, committee and stockholder meetings (including travel and lodging) in accordance with the Company’s normal travel policies.

Director Attendance at Certain Other Events:   CBS Corporation believes it is in its best interest for directors to participate in certain Company events and meet with management, customers, talent and others important to the Company, in order for them to experience the Company’s products, services and entertainment offerings.

Shareholder Derivative Litigation and Related Matters

Two shareholder derivative lawsuits, consolidated as In re Viacom Inc. Shareholders Derivative Litigation, were filed in July 2005 in New York State Supreme Court relating to executive compensation and alleged corporate waste. The actions name each member of Former Viacom’s Board of Directors, Messrs. Tom Freston and Leslie Moonves (each of whom were executive officers of Former Viacom), and, as a nominal defendant, Former Viacom, alleging that the 2004 compensation of Messrs. Redstone, Freston and Moonves was excessive and unwarranted and challenging the independence of certain Former Viacom directors. Mr. Redstone is the Company’s Executive Chairman of the Board of Directors and Founder, and Mr. Moonves is the Company’s President and Chief Executive Officer. Mr. Freston was formerly Viacom’s President and Chief Executive Officer. Plaintiffs seek unspecified damages from the members of the Former Viacom Board of Directors for their alleged breach of fiduciary duties, disgorgement of the 2004 compensation paid to the above-named officers of Former Viacom, equitable relief, and attorney fees and expenses. The Company moved to dismiss the complaints and oral argument was heard on February 16, 2006. On June 26, 2006, the court denied the Company’s motion to dismiss. The Company’s appeal from that decision was argued on January 5, 2007, and the Company is awaiting a decision. The trial court proceedings have been stayed pending the resolution of the Company’s appeal. On January 23, 2007, a new shareholder derivative action was filed in New York Supreme Court, which contains allegations similar to those in earlier actions. Any liabilities in this matter adverse to the Company and/or Viacom will be shared equally between the Company and Viacom. In January 2007, the parties reached an agreement in principle to settle all of these actions, which is subject to final documentation and court approval. The Company believes that the plaintiffs’ positions in these actions are without merit, and, if they are not settled, it intends to vigorously defend itself in the litigation.

The Company has received shareholder demands seeking access to books and records of the Company relating to executive compensation paid to Sumner M. Redstone, Tom Freston and Leslie Moonves, accompanied by statements that such demands are in furtherance of an investigation of possible mismanagement, self-dealing and corporate waste by directors and officers of Former Viacom. Another shareholder demand seeking access to books and records relates to the compensation of Sumner M. Redstone and Mel Karmazin (former Chief Operating Officer of Former Viacom). One of the demands also seeks access to books and records of the Company relating to Sumner M. Redstone’s acquisition of a controlling interest in Midway Games Inc. The Company intends to comply with all reasonable requests. Under the separation agreement between the Company and Viacom, liabilities in connection with executive compensation claims relating to officers of Former Viacom are shared equally by the Company and Viacom.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during fiscal year 2006 was, or has ever been, an officer or employee of the Company, and no executive officer of the Company served on the compensation committee of any company that employed any member of the Company’s Compensation Committee.

ITEM 2—RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the year ending December 31, 2007, subject to stockholder ratification. The Audit Committee has reviewed PwC’s independence from the Company as described in the “Report of the Audit Committee.” In appointing PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2007, and in recommending that the Company’s stockholders ratify the appointment, the Audit Committee has considered whether the non-audit services provided by PwC were compatible with maintaining PwC’s independence from the Company and has determined that such services do not impair PwC’s independence.

Representatives of PwC are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so. They will also be available to respond to questions at the Annual Meeting.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2007.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent the Company specifically incorporates such information by reference.

The Audit Committee Charter states that the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audit of the consolidated financial statements of the Company. The Audit Committee also assists the Board of Directors’ oversight of:

•       The quality and integrity of the Company’s consolidated financial statements and related disclosures;

•       Evaluation of the effectiveness of the Company’s internal control over financial reporting and risk management;

•       The Company’s compliance with legal and regulatory requirements;

•       The independent auditor’s qualifications and independence; and

•       The performance of the Company’s internal audit function and independent auditor.

Under the Audit Committee Charter, the Audit Committee’s authorities and duties include, among other things:

•       Direct responsibility for the appointment, retention, termination, compensation and oversight of the work of the independent auditor, which reports directly to the Audit Committee, and the sole authority to pre-approve all services provided by the independent auditor;

•       Reviewing and discussing the Company’s annual audited financial statements, quarterly financial statements and earnings releases with the Company’s management and its independent auditor;

•       Reviewing the organization, responsibilities, audit plan and results of the internal audit function;

•       Reviewing with management, the internal auditor and the independent auditor the effectiveness of the Company’s internal control over financial reporting and disclosure controls and procedures; and

•       Reviewing with management material legal matters and the effectiveness of the Company’s procedures to ensure compliance with legal and regulatory requirements.

The Audit Committee also discusses certain matters with the independent auditor on a regular basis, including the Company’s critical accounting policies, certain communications between the independent auditor and management, and the qualifications of the independent auditor.

The full text of the Audit Committee Charter is available on CBS Corporation’s website at www.cbscorporation.com. The Audit Committee assesses the adequacy of its Charter at least every other year, or more frequently as the Committee may determine.

The Company’s management is responsible for the preparation of the Company’s consolidated financial statements, the financial reporting processes and maintaining effective internal control over financial reporting. The independent auditor is responsible for performing an audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion on the conformity of the audited consolidated financial statements to U.S. generally accepted accounting principles. The independent auditor also expresses an opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee monitors and oversees these processes.

As part of its oversight role, the Audit Committee has reviewed and discussed with management and the Company’s independent auditor, PricewaterhouseCoopers LLP (“PwC”), the Company’s audited consolidated financial statements for the year ended December 31, 2006, the Company’s disclosures under “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in the Company’s 2006 Annual Report on Form 10-K and matters relating to the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006.

The Audit Committee has also discussed with PwC all required communications, including the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). In addition, the Audit Committee has received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PwC the firm’s independence from the Company.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Members of the Audit Committee

Charles K. Gifford, Chair
Joseph A. Califano, Jr.
Bruce S. Gordon

SERVICES PROVIDED BY THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM AND FEES PAID

The following table sets forth the fees paid by the Company and its subsidiaries for services rendered by PwC for the years ended December 31, 2006 and 2005.

	2006	2005(1)
Audit Fees	$7,914,497	$8,817,341
Audit-Related Fees(2)	325,528	368,748
Tax Fees(3)	230,474	212,411
All Other Fees(4)	3,900	23,317
Total	$8,474,399	$9,421,817

(1)                               In addition to the fees incurred by the Company and its subsidiaries for 2005, Viacom also incurred fees to PwC for 2005 in the amount of $12,686,478, as set forth in Viacom’s 2006 Proxy Statement. A portion of the fees incurred by the Company and Viacom in 2005 relate to the Separation, which was effective as of December 31, 2005.

(2)                               Audit-related fees in 2006 and 2005 principally related to employee benefit plan audits and certain attestation services (primarily audits required by contract).

(3)                               Tax fees in 2006 and 2005 principally related to assistance with tax appeals, tax compliance services and tax advice and tax planning services for domestic and international subsidiaries.

(4)                               All other fees in 2006 principally related to PwC reference materials, and all other fees in 2005 principally related to PwC reference materials, seminars and publications purchased by the Company.

Audit Committee Pre-Approval of Services Provided by PwC

All audit and non-audit services provided to the Company by PwC in 2006 were pre-approved by the Audit Committee. Under the Audit Committee’s pre-approval policies and procedures in effect during 2006, the Chair of the Audit Committee was authorized to pre-approve the engagement of PwC to provide certain specified audit and non-audit services, and the engagement of any accounting firm to provide certain specified audit services, up to a maximum amount of $200,000 per engagement, with the total amount of such authorizations outstanding that have not been reported to the Audit Committee not to exceed an aggregate of $1,000,000. The Audit Committee receives regular reports on the engagements approved by the Chair pursuant to this delegation. For 2007, the Audit Committee adopted pre-approval policies and procedures that permit the Chair to pre-approve, and to delegate such pre-approval authority only to another Audit Committee member or members for, the specified audit and non-audit services up to a maximum amount of $200,000 per engagement, with the total amount of such authorizations outstanding that have not been reported to the Audit Committee not to exceed an aggregate of $1,000,000.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Objectives

CBS Corporation’s compensation programs are designed to motivate and reward business success and to increase stockholder value. The Company’s compensation programs are based on the following core objectives:

•       Stockholder Value Focused: Align executives’ interests with stockholders’ interests, with particular emphasis on creating incentives that reward consistently increasing value.

•       Market-based: Take into account the profile of compensation and benefits programs found in peer companies in order to attract and retain the talent needed to drive sustainable competitive advantage and deliver value to stockholders.

•       Performance-based: Ensure plans provide reward levels that reflect variances between actual and desired performance results.

•       Flexible: Enable management and the Board to make decisions based on the needs of the business and to recognize different levels of individual contribution and value creation.

Setting Senior Executive Compensation

The Company’s compensation arrangements with each of the executive officers whose compensation is individually disclosed in the tables that appear on subsequent pages (the “named executive officers”) and certain other senior executives (together with the named executive officers, the “senior executives”) are reviewed and approved by the Compensation Committee. The Committee reviews all components of the senior executives’ compensation, including base salary, annual and long-term incentives, severance arrangements, previously awarded equity-based grants and retirement benefits.

The Compensation Committee retains an independent compensation consulting firm, Towers Perrin, to advise the Committee in its review of senior executive compensation. In furtherance of this review, the consultant examines the compensation practices at companies with which the Company competes for senior executive talent, including those companies engaged in similar business activities (e.g., diversified media companies) and other publicly traded U.S. companies (general industry). Compensation arrangements for senior executives are evaluated against the most appropriate company comparisons. For certain senior executives, comparisons to the compensation of both industry-specific companies and general industry companies are considered with appropriate weighting. For some, comparisons are more appropriately made to only diversified media companies.

For 2006, for purposes of this competitive review, the consultant primarily referenced an industry-specific group which included other diversified media companies (i.e., NBC Universal, News Corporation, Sony Corporation of America, Time Warner Inc., Viacom Inc. and The Walt Disney Company). The consultant also studied a general industry group, which included 24 publicly traded companies with certain similarities (e.g., in market capitalization, geographic region and complexity) from which the Company may source, or to which the Company may lose, executive talent. Not all of the companies included in these groups may be used as a point of comparison when reviewing a senior executive’s total compensation. In determining which companies are appropriate comparisons for each senior executive, the Compensation Committee considers the scope of responsibility and the nature of the business for which the individual executive is responsible. As a result, the companies available and/or appropriate for comparison may differ from one senior executive to the next.

In addition to competitive data provided by the consultant in assessing the reasonableness of senior executive compensation, the Compensation Committee also considers, with management’s input, a senior executive’s skills, competencies, depth of experience, responsibilities, individual performance and impact on Company performance. The Company may provide for compensation levels above competitive practice to reflect the need for individual competencies that certain key senior executives bring to the organization.

The Compensation Committee does not use rigid guidelines in determining the mix of compensation elements (i.e., long-term versus currently paid out compensation and cash versus non-cash compensation) for each senior executive. However, variable, at-risk compensation, both short- and long-term, makes up the majority of each senior executive’s compensation.

Base Salary

The Company provides the senior executives with base salary to compensate them for services rendered during the fiscal year. In order to ensure that the majority of compensation is variable, at-risk and tied to performance, the Compensation Committee generally sets base salary levels for senior executives, including the named executive officers, between 25% and 40% of targeted total compensation. When reviewing proposals for changes to base salary, the Compensation Committee considers the following:

•       Appropriate competitive compensation data for the position;

•       Individual performance;

•       The level of the annual merit increase budget across the Company as a whole; and

•       Existing contractual obligations, if any.

For 2006, Mr. Moonves and Ms. Gordon received the base salary increases stipulated by their employment contracts. Mr. Briskman’s employment contract provided for the consideration of a merit increase during 2006, and the Compensation Committee considered all of the factors outlined above in approving his increase. Messrs. Redstone and Reynolds did not receive base salary increases as their employment arrangements provide for their base salaries to remain the same during the terms of their contracts. The Summary Compensation Table for Fiscal Year 2006 reflects any changes in base salary during 2006.

Annual Incentive Awards

The Company’s short-term incentive plans directly link annual bonus award levels to the Company’s financial performance. Annual bonus compensation for Messrs. Redstone, Moonves, Reynolds and Briskman and Ms. Gordon and certain of the other senior executives is provided under the Company’s Senior Executive Short-Term Incentive Plan (the “Senior Executive STIP”), which is designed to comply with the Section 162(m) exception for performance-based compensation under the Code. The Senior Executive STIP provides for performance-based annual bonuses. Annual bonus compensation for other senior executives is also performance-based and is provided under the Company’s Short-Term Incentive Plan (“STIP”).

At the beginning of each fiscal year, the Compensation Committee approves performance goals and related funding levels for each of the Company’s short-term incentive plans. The performance goals are set based on budget determinations which take into account expected growth rates of the Company’s industry peers. In this process, each individual division’s budget goal is set relative to its competitive marketplace, and the overall performance goal is primarily based on an aggregation of these divisional budget goals. In approving the performance goals, the Compensation Committee’s intent is that, over time, actual performance relative to the set goals will demonstrate that the goals have been set at a level which is challenging, but achievable, and by no means assured. At the end of the year, the Compensation Committee evaluates actual performance relative to the goals set in order to determine the funding available for individual payouts. Bonuses for corporate executives are based on the Company’s performance; bonuses for division executives are based primarily on division performance. The Compensation Committee may adjust performance goals and/or the funding levels to take into account extraordinary events or other circumstances which have the effect of distorting the applicable performance goals.

Once the Compensation Committee determines that the performance goals have been met with respect to the Senior Executive STIP, it determines the level of award payments to the named executive officers. Under the Senior Executive STIP, awards may be paid, in whole or in part, in cash, in the form of stock-based awards issued under the LTMIP (as defined below) (for information on stock-based awards for 2006 performance, see the last paragraph of the “Long-Term Management Incentive Program” discussion below), or in any other form prescribed by the Committee. In setting the individual awards, the Committee does not rely exclusively on formulaic achievement of financial metrics, but instead follows a more flexible approach that takes into account all of the following factors, without specific weightings: the achievement of corporate objectives and individual performance, including contributions to the achievement of the financial goals, and the achievement of non-financial goals, such as fostering diversity in the workplace, positioning the Company for longer-term success, promoting the development of management, succession planning, legal compliance and ethical behavior.

For 2006, the performance criterion for the Senior Executive STIP was operating income before depreciation, amortization and inter-company eliminations. At its first meeting after the 2006 fiscal year end, the Compensation Committee reviewed and discussed the Company’s performance versus the 2006 performance goal that had been set under the Senior Executive STIP to determine if the goal had been met. The Compensation Committee certified that the goal had been met and, therefore, approved awards for the named executive officers under the Senior Executive STIP. In setting the amounts of these bonuses, the Committee took into account the factors discussed above and the following Company accomplishments:

•       The Company delivered an attractive return on investment to shareholders by increasing its dividend payments by 43% from $.14 to $.20 per quarter exceeding its earnings and cash flow financial targets, as well as significantly reducing potential shareholder dilution through the Voluntary Exchange Offer.

•       Senior management aggressively and effectively positioned the Company in exploiting content on emerging platforms by strategically entering into digital media partnerships in key growing markets, including digital video, online music, Internet advertising, wireless markets and enhanced distribution which created new revenue streams for the Company.

•       The Company continued to deliver high quality, broad appeal programming and content through its businesses as demonstrated by its top industry positioning in key viewer categories.

•       Senior management continued to reshape the Company’s portfolio mix through corporate restructuring, acquisitions and divestitures, including the formation of a new network, The CW, consolidation of Kingworld and CBS Paramount Television into a single CBS Television Distribution Group, and sales of small market radio stations and Paramount Parks, as well as the acquisition of CSTV Networks, Inc.

•       The Company continues to attract and retain executive and creative talent in each of its key businesses that drives the development of compelling media content.

Long-term Incentives

Long-Term Management Incentive Program

The Company’s long-term management incentive program (“LTMIP”) is designed to encourage executives to make decisions which will result in sustained long-term stockholder value-creation. It is also a vehicle used to retain talent, build executive ownership and ensure pay-for-performance. The LTMIP consists of awards of stock options, restricted share units (“RSUs”) and performance-based RSUs. The value to be delivered through these equity vehicles is reviewed with reference to competitive market data, the Company’s needs, potential stockholder dilution, and the expense to be incurred by the Company. Eligibility to participate in the LTMIP is generally limited to executives who have management responsibility.

The Committee determined that, for 2006, the type/mix of equity-based vehicles used to deliver value would vary by an executive’s level in the organization. For the most senior levels of management (including all of the named executive officers), awards were comprised of an equal value of stock options and performance-based RSUs. For the next most senior levels (including individuals who hold positions that are most likely to impact the financial results of the Company), awards were comprised of a mix of performance-based RSUs and time-based RSUs (i.e., RSUs whose vesting is conditioned exclusively on continued service during a specified vesting period), with a greater emphasis on the performance-based RSUs. For all other levels of eligible management, the entire award would be delivered in time-based RSUs. The performance-based RSUs were subject to the achievement of certain pre-determined performance goals set by the Compensation Committee in early 2006 in order to vest. The Committee may in the future make adjustments to this “tiered-approach” of award types or approve different award types.

To determine the appropriate type/mix of annual equity awards for eligible executives for 2006, the Compensation Committee reviewed the LTMIP with its independent compensation consultant and senior management. Considerations were based on current market trends on the use of restricted stock and the following internal factors:

•       Increased alignment with stockholder interests:  Stock options provide the opportunity to purchase and maintain an equity interest in the Company and share in the appreciation of the value of the stock.

•       Increased accountability for senior executives:  Performance-based RSUs drive senior executives to achieve certain operational goals. If these goals are not achieved, the award is forfeited.

•       Retention of talent in both up and down markets:  Time-based RSUs provide real value and are earned over the vesting period, and unless the Committee determines otherwise, a recipient must remain an employee of the Company over this period.

For the senior executives, the actual annual grant levels are, on an individual-by-individual basis, discussed by management and the Compensation Committee and ultimately approved by the Compensation Committee. The Compensation Committee takes into consideration the competitive total compensation analysis provided by the independent compensation consultant in determining these awards and any contractual target values. On January 31, 2007, in connection with his 2006 performance evaluation, the Compensation Committee awarded to Mr. Moonves 128,328 RSUs payable in shares of the Company’s Class B Common Stock, issued pursuant to the Company’s long-term management incentive plan. The award will time-vest in three equal installments beginning on the first anniversary of the date of grant. The award will be reportable in the Company’s 2008 proxy statement in accordance with SEC rules.

Terms of LTMIP Awards

The number of RSUs awarded is determined on the basis of the closing price of a share of the Company’s Class B Common Stock on the NYSE on the date of grant. The number of stock options awarded is determined on the basis of the Black-Scholes value (as determined by the Compensation Committee’s independent consultant) using the closing price of the Company’s Class B Common Stock on the date of grant. Stock options have an exercise price equal to the closing price of a share of the Company’s Class B Common Stock on the NYSE on the date of grant and generally have an eight-year term. In general, vesting for stock options and RSUs occurs in equal annual installments over four years, contingent on continued employment (and in the case of performance-based RSUs, satisfaction of the performance goal).

The Compensation Committee establishes performance goals for grants of RSUs that are performance-based. The performance goals are set based on budget considerations similar to those taken into account under the Senior Executive STIP. In approving the performance goals, the Compensation Committee’s intent is that, over time, actual performance relative to the set goals will demonstrate that the goals have been set at a level which is challenging, but achievable, and by no means assured. For 2006, the performance criterion was the achievement of a specific, pre-established level of free cash flow (defined as operating income before depreciation and amortization, less cash interest, taxes paid, working capital requirements and capital expenditures). With respect to Messrs. Moonves and Reynolds, pursuant to the terms of their respective employment contracts, the performance criterion for their RSUs is operating income before depreciation, amortization, and inter-company eliminations. If the Company has not achieved the established performance goal, the performance-based RSUs will not vest and will be canceled. Dividend equivalents accrue on the RSUs and equal the value of regular cash dividends paid on the shares of the Company’s Class B Common Stock. Dividend equivalents are paid in cash, less applicable withholdings, when the RSUs vest. If the RSUs do not vest, then the dividend equivalents accrued on those RSUs are forfeited.

The date on which the Compensation Committee approves awards under the Company’s LTMIP is usually the grant date for both RSUs and stock option awards. In connection with new hires, the renewal of an employment agreement and in certain other cases, the Compensation Committee may grant an award that will become effective on a future date, with the exercise price of any stock options equal to the closing price of a share of the Company’s Class B Common Stock on the NYSE on or after the date of grant. The Company does not set grant dates intentionally to precede the release of material non-public information. Communications regarding individual grant awards, including the terms and conditions, are provided to recipients as soon as administratively feasible.

In 2006, the Compensation Committee delegated to the President and Chief Executive Officer limited authority to grant long-term incentive awards to executives who are not senior executives under the LTMIP. The Compensation Committee’s delegation specified the circumstances in which the authority could be used, limited the amount that can be awarded to an individual and the total amount that can be awarded in any period, and specified the method for establishing the grant date as a future date. The delegation also requires that the President and Chief Executive Officer report to the Compensation Committee periodically on his exercise of this delegated authority. The Compensation Committee delegated this authority in order for the Company to have the ability to act in a timely manner in a competitive environment in connection with the hiring of new executives or the compensating of an existing executive being given a significant increase in responsibility.

Other Equity-based Arrangements

Voluntary Exchange Offer (“VEO”)—In 2006, the Company’s Board of Directors and the Compensation Committee authorized the Company to proceed with an exchange offer under which eligible employees of CBS and its subsidiaries could exchange eligible options for restricted shares, or RSUs in the case of employees who were not subject to U.S. income tax, of the Company’s Class B Common Stock. The VEO was intended to accomplish a number of important corporate objectives:

•       Improve the retentive effects of the Company’s long-term incentives to ensure the continuity of its employees;

•       Reinforce the “ownership culture” and more closely align employees’ interests with those of the Company’s stockholders; and

•       Reduce the potential dilution associated with the Company’s long-term incentive plans.

All of the named executive officers were eligible to participate in the VEO, and all of them exchanged their “out-of-the-money” options for restricted shares. Information regarding the individual VEO awards is provided in the Outstanding Equity Awards at Fiscal Year-End 2006 Table, and a description of material terms of the VEO is included in the narrative disclosure following that table.

Stock Ownership Guidelines

In order to further align the senior executives’ interests with those of the Company’s stockholders, the Company has established stock ownership guidelines. Commencing in fiscal year 2007, the guidelines provide that, within a five-year time frame, these senior executives are expected to acquire and establish holdings in Company stock equal in value to a multiple of their cash base (base salary less mandatory deferrals, if applicable), depending upon their positions as follows:

Senior Executive	Ownership Guideline Multiple
CEO	5x cash base
Other Senior Executives	2x to 3x cash base

All types of equity holdings, with the exception of stock options, are included in determining ownership. The Compensation Committee monitors compliance with these guidelines.

Retirement and Deferred Compensation Plans

The Company provides eligible employees, including the named executive officers, with the opportunity to build financial resources for retirement through the Company’s broad-based tax-qualified defined benefit and 401(k) plans. In addition, eligible executives, including the named executive officers, participate in the Company’s non-qualified defined benefit and deferred compensation plans. In some instances, participants in these qualified and non-qualified plans may also have frozen benefits in other qualified and non-qualified plans. Information regarding these retirement and deferred compensation plans is set forth in the narrative following each of the Pension Benefits in 2006 table and Non-qualified Deferred Compensation in 2006 table.

All Other Compensation

The Company provides for other compensation to participating employees (including the named executive officers) by providing Company-matching contributions in the CBS 401(k) and 401(k) excess plans, and Company-paid life insurance. Compensation paid to the named executive officers in relation to these programs is included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2006.

In certain instances, the Company provides executives, including the named executive officers, with additional benefits that the Company believes are reasonable and help the Company to attract and retain these executives, as described in footnote 6 to the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2006.

Post-Termination Agreements

Post-termination payments with respect to the named executive officers are set forth in each of their respective employment agreements. None of the Company’s employment arrangements with the named executive officers or long-term incentive plans provide for payment solely upon a change-in-control.

Compensation Deductibility Policy

In approving compensation, the Compensation Committee takes into account Section 162(m) of the Code, which generally limits to $1 million the federal tax deductibility of compensation (including stock options and RSUs) paid in one year to the named executive officers. The tax deductibility of deferred compensation paid to an executive officer when he or she is no longer subject to Section 162(m) is not subject to the limitation. Performance-based compensation (including stock options and performance-based RSUs) is also subject to an exception, provided the plan under which such compensation is paid meets certain requirements, including stockholder approval.

The Company intends to comply with Section 162(m) for annual short-term and long-term incentives in order to ensure that this compensation will be deductible. However, the Compensation Committee may approve annual compensation exceeding the $1 million limitation in order to provide appropriate compensation and in some instances may require deferral of some or all amounts exceeding $1 million. Certain named executive officers receive annual awards under the Senior Executive STIP, and the senior executives receive long-term compensation under the Company’s long-term management incentive plan. Both of these plans are designed to comply with the Section 162(m) exception for performance-based compensation. The stockholders of the Company have approved the Senior Executive STIP and the Company’s long-term management incentive plan.

Employment Contracts

The Company does not, as a matter of course, enter into written employment agreements with senior executives. However, the Company may agree to enter into an employment agreement with a senior executive when it considers it to be in the Company’s best interest. The Compensation Committee approves all employment arrangements with senior executives.  With respect to employees other than senior executives, employment contracts are subject to an approval process coordinated through the Office of the Executive Vice President, Human Resources and Administration.

All of the named executive officers are, and were during 2006, under employment contracts with the Company. The terms and provisions of these contracts are more fully described in the narrative section following the Summary Compensation Table for Fiscal Year 2006.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such information by reference.

The Compensation Committee Charter states that the primary purpose of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to the compensation of the Company’s executive officers and other senior executives. The Compensation Committee also has overall responsibility for evaluating and making recommendations to the Board regarding overall compensation packages, equity-based and incentive compensation plans, policies and programs of the Company.

Under the Charter, the Compensation Committee’s authorities and duties include, among other things:

•       Adopting and periodically reviewing the Company’s philosophy, strategy and principles regarding the design and administration of the Company’s compensation program;

•       Reviewing and approving the total compensation packages for the Executive Chairman, the President and Chief Executive Officer, the Company’s other executive officers, the operating unit heads who report directly to the President and Chief Executive Officer and other persons among the Company’s most highly compensated executives (excluding “Talent,” as such term is currently used in the media or entertainment industries); and

•       Overseeing the administration of the Company’s incentive compensation plans (including the bonus plan for executives subject to Section 162(m) under the Code and equity compensation plans.

The Compensation Committee retains an independent compensation consulting firm to advise the Committee in its review of senior executive compensation. The consultant reports directly to the Compensation Committee.

The full text of the Compensation Committee Charter is available on the Company’s website at www.cbscorporation.com. The Compensation Committee assesses the adequacy of its Charter at least every other year, or more frequently as the Committee may determine.

The Compensation Committee of the Board of Directors of CBS Corporation has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis (“CD&A”). As discussed in the CD&A, the Committee, in determining performance-based compensation for the named executive officers for 2006 including the annual bonus for 2006 performance under the Senior Executive STIP, took into account, in addition to the fact that the named executive officers met the pre-established performance goal, the following Company accomplishments:

•       The Company delivered an attractive return on investment to shareholders by increasing its dividend payments by 43% from $.14 to $.20 per quarter, exceeding its earnings and cash flow financial targets, as well as significantly reducing potential shareholder dilution through the Voluntary Exchange Offer.

•       Senior management aggressively and effectively positioned the Company in exploiting content on emerging platforms by strategically entering into digital media partnerships in key growing markets, including digital video, online music, Internet advertising, wireless markets and enhanced distribution which created new revenue streams for the Company.

•       The Company continued to deliver high quality, broad appeal programming and content through its businesses as demonstrated by its top industry positioning in key viewer categories.

•       Senior management continued to reshape the Company’s portfolio mix through corporate restructuring, acquisitions and divestitures, including the formation of a new network, The CW, consolidation of Kingworld and CBS Paramount Television into a single CBS Television Distribution Group, sales of small market radio stations and Paramount Parks, as well as the acquisition of CSTV Networks, Inc.

•       The Company continues to attract and retain executive and creative talent in each of its key businesses that drives the development of compelling media content.

Based on this review and these discussions, the Compensation Committee has recommended to the CBS Corporation Board of Directors that the CD&A be included in this proxy statement and incorporated by reference from this proxy statement into the Company’s Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 1, 2007.

Members of the Compensation Committee

Charles K. Gifford, Chair
William S. Cohen
Bruce S. Gordon

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2006

The following table sets forth information concerning total compensation for the fiscal year ended December 31, 2006 for the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of the Company (the “named executive officers”) who served in such capacities at the end of 2006.

Name and Principal Position (a)	Year (b)	Salary ($) (c) (1)	Bonus ($) (d) (2)	Stock Awards ($) (e) (3)	Option Awards ($) (f) (4)	Change in Pension Value and NQDC Earnings ($) (g) (5)	All Other Compensation ($) (h) (6)	Total ($) (i)
Sumner M. Redstone Executive Chairman and Founder	2006	$ 3,050,000	$ 7,320,000	$ 1,033,826	$ 657,753	$ 23,936	$ 78,600	$ 12,164,115
Leslie Moonves President and Chief Executive Officer	2006	5,613,200	15,000,000	5,889,255	1,714,271	109,478	310,907	28,637,111
Fredric G. Reynolds Executive Vice President and Chief Financial Officer	2006	1,750,000	3,750,000	545,959	310,070	87,456	26,064	6,469,549
Louis J. Briskman Executive Vice President and General Counsel	2006	1,265,769	1,800,000	511,644	123,683	398,730	21,689	4,121,515
Susan C. Gordon Senior Vice President, Controller and Chief Accounting Officer	2006	780,121	475,000	258,921	126,541	81,085	25,522	1,747,190

(1)                                  Salary for the named executive officers includes the following amounts deferred under the Company’s qualified and excess 401(k) plans and deferral arrangements pursuant to certain employment agreements as of December 31, 2006:

Named Executive Officer	401(k) Plan (a)	Excess 401(k) Plan	Deferred Compensation Arrangement
Sumner M. Redstone	N/A	N/A	$ 1,300,000
Leslie Moonves	$ 20,000	$ 428,288	2,600,000
Fredric G. Reynolds	20,000	67,692	250,000
Louis J. Briskman	20,000	45,631	N/A
Susan C. Gordon	20,000	27,534	N/A

(a)                                   Includes permissible catch-up contributions.

(2)                                  Amounts reflect payments made in February 2007 for fiscal year 2006 performance in connection with the Senior Executive STIP, a shareholder-approved plan which is designed to comply with the Section 162(m) exception for performance-based compensation under the Code. Satisfaction of the performance goal set by the Compensation Committee under the Senior Executive STIP determines the maximum amount of bonus compensation that may be awarded to executive officers for the performance year. Bonus amounts awarded to each named executive officer were based on the satisfaction of the performance goal and various qualitative factors as described in “Compensation Discussion and Analysis.”

(3)                                  Amounts reflect the Company’s 2006 compensation expense, calculated in accordance with SFAS 123R, associated with stock-based awards (RSUs and/or restricted shares) granted in 2006 and in prior years. However, in accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions, which would otherwise be taken into account under SFAS 123R. These amounts reflect the Company’s accounting expense for these awards and may not correspond to the actual value recognized by the named executive officer. In connection with the VEO (as described in the narrative following the Grants of Plan-Based Awards During 2006 table), stock options to purchase shares of the Company’s Class B Common Stock were exchanged by the named executive officers for restricted shares of the Company’s Class B Common Stock having a value equal to 75% of the fair value attributed to the exchanged options. For the restricted shares issued in exchange for unvested options, compensation expense was recorded based on the grant date fair value of the exchanged options over the remaining vesting period for the options. See “RSUs and Restricted Shares” and “Voluntary Exchange Offer” in Note 12 to the audited 2006 consolidated financial statements on pages II-69 – II-70 in the Company’s Form 10-K for the fiscal year ended December 31, 2006 for further discussion of the assumptions made in calculating these amounts in column (e).

(4)                                  Amounts reflect the Company’s 2006 compensation expense associated with the stock option awards made in 2006, and in prior years calculated in accordance with SFAS 123R. However, in accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions, which would otherwise be taken into account under SFAS 123R. These amounts reflect the Company’s accounting expense for these awards and may not correspond to the actual value recognized by the named executive officer. See “Stock Options” in Note 12 to the audited 2006 consolidated financial statements on pages II-66 – II-69 in the Company’s Form 10-K for the fiscal year ended December 31, 2006 for a discussion of the assumptions made in calculating these amounts.

(5)                                  None of the non-qualified deferred compensation plans provide for above-market interest or preferential earnings. See “Description of Non-qualified Deferred Compensation” for more information on earnings on amounts deferred under these plans. Therefore, column (h) only includes the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under all defined benefit plans (including supplemental plans) from December 31, 2005 through December 31, 2006. Information about each plan is included in the narrative following the Pension Benefits in 2006 table. For Mr. Briskman, the amount includes distributions he received in 2006 under pension plans pursuant to which he has an accumulated benefit, but is not currently accruing benefits. See “Pension Benefits in 2006” for further information on these plans.

(6)                                  The following table describes each component of the All Other Compensation column:

		Company		PERQUISITES AND OTHER PERSONAL BENEFITS:
Executive	Company Contribution to 401(k) Plan	Contribution to 401(k) Excess Plan	Company-Paid Life Insurance (a)	Transportation- Related Benefits (b)	Automobile Insurance	Total ($)
Sumner M. Redstone	N/A	N/A	$ 2,970	$ 75,630	$ 0	$ 78,600
Leslie Moonves	$ 3,000	$ 19,500	60,000	227,258	1,149	310,907
Fredric G. Reynolds	3,519	18,981	3,564	0	0	26,064
Louis J. Briskman	3,000	15,600	3,089	0	0	21,689
Susan C. Gordon	6,429	16,071	1,873	0	1,149	25,522

(a)                                   Represents premiums paid by the Company for life insurance coverage. Pursuant to his employment agreement, Mr. Moonves is covered by an individual life insuance policy, which he owns.

(b)                                  The amounts of perquisites and other personal benefits shown in this column include (i) the incremental cost to the Company of the personal use of the Company aircraft and (ii) the percentage of personal use of a car and driver provided to Messrs. Redstone and Moonves for business-related security reasons. The incremental cost to the Company of the personal use of the Company aircraft is calculated by dividing the total variable costs (including fuel, unscheduled maintenance, landing and navigation fees, catering, flight crew trip expenses, telecommunications, supplies and miscellaneous expenses) by the total flight hours for such year and multiplying such amount by the executive’s total number of flight hours for his personal use for the year. Fixed costs which do not change based on usage, such as pilot salaries, hangar rental and insurance are excluded. To the extent Mr. Redstone uses the corporate aircraft of Viacom for personal use, the Company reimburses Viacom 50% of a previously agreed upon per flight hourly amount and 50% of the incremental variable costs to Viacom using the methodology described above.

Tickets to sporting and other entertainment events are available to employees, including the named executive officers, for personal use if the tickets are not needed for business use. The Company does not incur incremental costs with respect to tickets to sporting and other entertainment events, as the tickets were purchased by the Company for business purposes and are made available only when the tickets are not utilized for such purposes.

Employment Agreements

All of the named executive officers have employment agreements that set forth the terms and conditions of their employment with the Company. A summary of each of these agreements is provided below:

Sumner M. Redstone

During 2006 through March 12, 2007, the Company and Mr. Redstone were parties to an employment agreement, which became effective on January 1, 2006, pursuant to which Mr. Redstone serves as Executive Chairman and Founder of CBS Corporation. This employment agreement supersedes an earlier employment agreement entered into on July 1, 2004 between Mr. Redstone and the Company (then Former Viacom). Mr. Redstone’s employment under this agreement is terminable “at will” by either party. Pursuant to his employment agreement, Mr. Redstone received a salary of $1.75 million per annum, as well as deferred compensation at a rate of $1.3 million per annum. In addition, he was eligible to receive annual bonus compensation for 2006 and each calendar year or portion thereof during which he is employed by the Company, with a target bonus set at 200% of the sum of his salary plus deferred compensation for such year. Mr. Redstone is provided with $2.5 million of life insurance during his employment with CBS Corporation.

Pursuant to Mr. Redstone’s previous employment agreement, stock options to purchase 1,500,000 shares of Former Viacom’s Class B Common Stock had been granted and were converted at the time of the Separation into stock options to purchase 732,913 shares of the Company’s Class B Common Stock and an equal number of shares of Viacom Class B Common Stock. Mr. Redstone voluntarily exchanged these options for unvested performance-based restricted stock through participation in the VEO. In addition, Mr. Redstone was awarded 115,000 RSUs payable in shares of Former Viacom Class B Common Stock during the first calendar quarter of 2005, which were converted at the time of the Separation into 56,190 RSUs payable in shares of the Company’s Class B Common Stock and an equal number of RSUs payable in shares of Viacom Class B Common Stock. These RSUs vested in January 2006 upon the certification by the CBS Compensation Committee that the applicable performance criteria established for 2005 had been achieved. Mr. Redstone elected to defer settlement of these RSUs.

Effective March 13, 2007, the Company entered into an amendment to Mr. Redstone’s employment agreement. Pursuant to this amendment, Mr. Redstone’s salary was reduced from $1.75 million per annum to $1 million per annum effective on the first regular pay period that began after the date of the amendment (the “Transition Date”). Mr. Redstone has ceased to accrue deferred compensation as of the Transition Date.

Beginning with the 2007 calendar year, Mr. Redstone’s target cash bonus was reduced to $3.5 million per year, and pursuant to this amendment, Mr. Redstone will receive, beginning in 2007 and continuing through 2011, an annual award of stock options for shares of the Company’s Class B Common Stock having a value of $3 million. Mr. Redstone’s stock option award for 2007 was granted on March 16, 2007, will vest in 25% installments on the first four anniversaries of the date of grant and has an exercise price equal to the closing price of the shares of the Company’s Class B Common Stock on the NYSE on March 16, 2007 ($30.21). Stock option grants for the following years will have an exercise price equal to the closing price of the shares of the Company’s Class B Common Stock on the NYSE on the date of grant, will be made at the same time that the Company awards stock options to other senior executives and will also vest in 25% installments on the first four anniversaries of the date of grant. Beginning in 2007, and continuing through 2011, Mr. Redstone will also receive an annual award of performance share units (“PSUs”) under the LTMIP with a target value of $3 million. PSUs are notional units of measurement and represent the right to receive a number of shares of the Company’s Class B Common Stock determined on the basis of the relative total shareholder return of the Company’s Class B Common Stock in comparison to the total shareholder return of the common stock of companies comprising the Standard & Poor’s 500

Composite Index (with limited exceptions) over a three-year measurement period and, under certain circumstances, determined on the basis of the Company’s operating income before depreciation and amortization. Payouts under the PSUs range from zero to a maximum of 300% of the target number of shares of the Company’s Class B Common Stock for the award.

In addition to the above, effective as of March 16, 2007 (the “Exchange Date”), the approximate $10 million balance of Mr. Redstone’s existing deferred compensation account as of the close of business on the Exchange Date was converted into appreciation rights (“Option Equivalents”). The Option Equivalents have an exercise price equal to the closing price of a share of the Company’s Class B Common Stock on the Exchange Date ($30.21) and will vest in 25% installments on the first four anniversaries of the Exchange Date. Accordingly, Mr. Redstone will only realize value on such deferred amount to the extent the price of a share of the Company’s Class B Common Stock is higher, at the time the Option Equivalents are exercised, than the exercise price.

If within one year of the Exchange Date, the Company announces a recapitalization, reorganization, merger or other similar corporate event out of the ordinary course and, as of the closing of the transaction, the intrinsic value of Mr. Redstone’s Option Equivalents, based on the Company’s Class B Common Stock price applicable to the transaction, would exceed the value that his deferred compensation account would have attained had the conversion not occurred, then the conversion of Mr. Redstone’s deferred compensation account and all other arrangements provided for in the March 13, 2007 amendment will be unwound. In addition, if in the action entitled In re Viacom Inc. Shareholder Derivative Litigation, the New York State Supreme Court fails to approve a definitive settlement agreement between the plaintiffs and defendants in such action, or if such approval is reversed on appeal, then the March 13, 2007 amendment shall terminate upon written notice thereof given by either the Company or Mr. Redstone to the other party within 30 days, and the arrangements provided for in the March 13, 2007 amendment will be unwound.

Leslie Moonves

Mr. Moonves’ employment agreement with the Company provides that he serve as President and Chief Executive Officer of the Company through June 30, 2009. Pursuant to his employment agreement, dated July 1, 2004, and amended on June 14, 2005, Mr. Moonves receives a salary of $3 million per annum starting on July 1, 2004, and deferred compensation at a rate of $2 million per annum that increases in each subsequent calendar year by $300,000 on January 1st, commencing on January 1, 2005. In addition, he is eligible to receive annual bonus compensation, with a target bonus set at 200% of the sum of his salary and deferred compensation for each year. He is provided with $8 million of life insurance during the employment term.

Mr. Moonves’ employment agreement provides for him to receive annual awards of 115,000 (146,445 adjusted for the Separation) RSUs payable in shares of the Company’s Class B Common Stock during the first quarter of each of 2005, 2006, 2007 and 2008. The RSUs vest upon certification by the Compensation Committee that the one-year performance goal established by the Committee for the year in which the RSUs were granted has been achieved. This performance goal mirrors the goal set each year for the Senior Executive STIP. The RSUs granted in January 2005 and March 2006 vested in January 2006 and January 2007, respectively, upon certification of the achievement of the respective performance goals by the Compensation Committee. Mr. Moonves can elect to defer settlement of the RSUs. The agreement also provided Mr. Moonves with a grant of stock options to purchase 1,500,000 shares of Former Viacom Class B common stock. These options were converted into options to purchase 1,910,157 shares of the Company’s Class B Common Stock at the time of the Separation. As a result of Mr. Moonves’ subsequent participation in the VEO, these options were voluntarily exchanged for unvested performance-based restricted stock as described in the footnotes to the Grants of Plan-Based Awards During 2006 table and the Outstanding Equity Awards at Fiscal Year-End 2006 table.

The employment agreement for Mr. Moonves contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting the Company’s confidential information and its ownership of work product and requiring cooperation in litigation, as well as other covenants which are in effect during his employment and for specified periods after termination of employment.

The employment agreement for Mr. Moonves provides that, in the event of the termination of his employment by the Company without “Cause” or his voluntary termination for “Good Reason” (as these terms are defined in his agreement) during the employment term, Mr. Moonves will be entitled to receive salary, deferred compensation and target bonus compensation and medical, dental and life insurance benefits for the balance of the employment term (or, in the case of COBRA medical and dental coverage, for at least 18 months after the date of termination), subject to mitigation after the first 36 months. Further, in such event, all unvested RSUs will vest and become payable, and all stock options granted on or after July 1, 2004 that are vested on the date of such termination of his employment, or that would have vested and become exercisable by the end of the employment term, will be exercisable for the following period after the date of such termination (but not beyond the expiration date of the stock options): (i) two years, if the termination occurs between July 1, 2006 and June 30, 2007, and (ii) three years, if the termination occurs on or after July 1, 2007. If any payment or benefit owed to Mr. Moonves under his employment agreement would be subject to the excise tax imposed by Section 4999 of the Code, CBS will pay Mr. Moonves a “gross-up” of the excise tax.

Fredric G. Reynolds

On August 15, 2005, the Company entered into an employment agreement with Mr. Reynolds for a four-year term, pursuant to which Mr. Reynolds serves as the Executive Vice President and Chief Financial Officer of CBS Corporation, at a salary of $1.5 million per annum plus deferred compensation at a rate of $250,000 per annum. Mr. Reynolds’ annual target bonus is 100% of his salary and deferred compensation. Mr. Reynolds is eligible to receive annual grants of long-term compensation for 2006 and subsequent years, as determined by the Company’s Compensation Committee, based on a target value of $3.5 million. Mr. Reynolds’ employment agreement provides that the vesting of any RSUs awarded as part of his annual grants of long-term compensation will be subject to the achievement of a performance goal. This performance goal is the same performance goal established each year for the Senior Executive STIP for the performance period in which such grant of RSUs is awarded. If the Compensation Committee certifies that the performance goal has been achieved, the award will vest and become payable in accordance with a four-year vesting schedule. If the performance goal is not achieved, the award will be forfeited.

Mr. Reynolds’ agreement contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting confidential information and the Company’s ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment. In the event of the termination of Mr. Reynolds’ employment by the Company without “Cause” or his voluntary termination for “Good Reason” (as these terms are defined in his employment agreement) during the employment term, he is entitled to receive two times the sum of his annual salary, annual deferred compensation and target bonus compensation, but not in excess of $6 million. Further, in such event, stock options that would have vested during the employment term will vest on the date of termination and, together with outstanding stock options that vested prior to the date of termination, will remain exercisable for six months after the date of termination (but not beyond the expiration of such stock options). If Mr. Reynolds retires at the end of the term or the Company does not continue his employment beyond the expiration of his term, any outstanding and unvested awards will vest subject to a non-competition restriction.

Louis J. Briskman

On September 6, 2005, the Company entered into an employment agreement with Mr. Briskman for a three-year term. Mr. Briskman serves as the Executive Vice President and General Counsel of CBS Corporation. His salary is subject to discretionary annual merit increases on September 6, 2006 and September 6, 2007. Effective September 6, 2006, Mr. Briskman’s annual salary is $1,300,000. Mr. Briskman’s annual target bonus is 100% of his salary as in effect on November of such year. Mr. Briskman is eligible to receive annual grants of long-term compensation, as determined by the Company’s Compensation Committee, based on a target value of $2 million, commencing in 2006. To compensate Mr. Briskman for long-term cash and equity awards that he forfeited in order to commence employment with the Company, Mr. Briskman received a grant of 14,908 RSUs of Former Viacom Class B common stock (which at the time of the Separation converted into 18,984 RSUs for CBS Class B Common Stock) that vested on September 6, 2006. This award was subject to a performance goal that had been achieved. Mr. Briskman also received a cash payment of $500,000 on December 31, 2005. Mr. Briskman’s employment agreement contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting the Company’s confidential information and its ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment. The employment agreement provides that Mr. Briskman continue to receive supplemental pension payments pursuant to an agreement dated March 2, 1999, as amended on May 3, 2000, with the former CBS Corporation. See the footnotes and narrative accompanying the Pension Benefits in 2006 tables for information on his supplemental pension payments. In the event of the termination of Mr. Briskman’s employment by the Company without “Cause” or his voluntary termination for “Good Reason” (as these terms are defined in his employment agreement) during the employment term, he is entitled to receive salary and medical, dental and life insurance benefits for the balance of the employment term and target bonus compensation for the year in which such termination occurs, and if such termination occurs during calendar year 2005 or 2006, bonus compensation for the following calendar year. Salary and bonus compensation payments will be subject to mitigation after the first 12 months. Further, in such event, stock options that would have vested during the employment term will vest on the date of termination and, together with outstanding options that vested prior to the date of termination, will remain exercisable for one year after the date of termination (but not beyond the expiration of such stock options).

Susan C. Gordon

During 2006 through February 28, 2007, the Company and Ms. Gordon were parties to an employment agreement that provided that she serve as the Senior Vice President, Controller and Chief Accounting Officer of CBS Corporation. Pursuant to this employment agreement, Ms. Gordon’s annual base salary was $788,200, and her annual target bonus was 50% of her salary. Ms. Gordon was eligible to receive annual grants of long-term compensation, as determined by the Company’s Compensation Committee, having a target value of $1,100,000. Ms. Gordon’s employment agreement contained restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting confidential information and the Company’s ownership of work product and requiring cooperation in litigation, as well as other covenants, during her employment and for specified periods after the termination of employment. In the event of the termination of Ms. Gordon’s employment by the Company without “Cause” or her voluntary termination for “Good Reason” (as these terms are defined in her employment agreement) during the employment term, she was entitled to receive salary, target bonus compensation and certain benefits for the balance of the employment term, subject to mitigation after the first 12 months. Further, in such event, stock options that would have vested during the employment term would vest on the date of termination and, together with outstanding options that vested prior to the date of termination, would remain exercisable for six months after the date of termination (but not beyond the expiration of such stock options).

Effective as of March 1, 2007, Ms. Gordon entered into a new employment agreement with the Company which provides that she will continue to serve as the Senior Vice President, Controller and Chief Accounting Officer of CBS Corporation through February 28, 2010, on the same terms as her previous agreement with regard to annual base salary, annual target bonus and annual grants of long-term compensation. Ms. Gordon’s new agreement also contains substantially the same restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting the Company’s confidential information and its ownership of work product and requiring cooperation in litigation, as well as other covenants, during her employment and for specified periods after the termination of employment.

In the event of Ms. Gordon’s termination of employment by the Company without “Cause” or for “Good Reason” (as these terms are defined in her new employment agreement) during the employment term, Ms. Gordon is entitled to receive salary, target bonus and certain benefits for 18 months, subject to mitigation after the first six months. Further, in such event, stock options granted to Ms. Gordon that would have vested on or before the end of an 18-month period after her termination will accelerate and vest immediately on the date of termination and will continue to be exercisable until the earlier of 18 months following the termination date or their expiration date. Stock options that had already vested by the date of such termination will be exercisable for an 18-month period after the termination date, or in the event that Ms. Gordon qualifies for “Retirement” as set forth in the Company’s long-term management incentive plan, then for such longer period provided therein (but not beyond the expiration of such stock options). All restricted shares and all RSUs subject to a performance goal that would have vested on or before the end of an 18-month period following termination shall accelerate and vest immediately on the date of termination. Awards of RSUs that were not subject to a performance goal that would otherwise have vested on or before the 18-month period following termination shall accelerate and vest immediately on the date of such termination provided that in no event shall such RSUs vest in less than three years.

Grants of Plan-Based Awards During 2006

The following table sets forth information concerning grants of equity awards under the Company’s long-term management incentive plan to the named executive officers in fiscal year 2006.

			Estimated Possible Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities		Exercise or Base Price of		Grant Date Fair Value of Stock and
Name (a)	Grant Date (b)	Other Action Date (c) (1)	Threshold (#) (d)	Target (#) (e)		Maximum (#) (f)	of Stock or Units (#) (g) (2)	Underlying Options (#) (h)		Option Awards ($/Sh) (i)		Option Awards ($) (j) (3)
Sumner M. Redstone	6/1/2006	3/15/2006					298,964					$ 0
Leslie Moonves	3/30/2006		N/A	146,445	(4)	N/A						3,549,827
	6/1/2006	3/15/2006					788,766					0
Fredric G. Reynolds	5/25/2006		N/A	66,539	(5)	N/A						1,749,976
	5/25/2006							262,368	(6)	$ 26.30	(7)	1,429,906
	6/1/2006	3/15/2006					112,194					0
Louis J. Briskman	5/25/2006		N/A	38,022	(5)	N/A						999,979
	5/25/2006							149,925	(6)	26.30	(7)	817,091
	6/1/2006	3/15/2006					9,778					0
Susan C. Gordon	5/25/2006		N/A	20,912	(5)	N/A						549,986
	5/25/2006							82,458(6)		26.30	(7)	449,396
	6/1/2006	3/15/2006		0			56,995					0

(1)           “Other Action Date” refers to the date on which the Compensation Committee approved the terms and conditions for the VEO, including the date of grant, which was set at June 1, 2006. A description of the VEO is set forth below.

(2)           Column (g) shows the number of performance-based restricted shares awarded in connection with such named executive officers’ voluntary participation in the VEO.

(3)           Amounts reflect the fair value, calculated in accordance with SFAS 123R, of RSUs and stock option awards reported in the table based on the date of grant. The restricted shares granted on June 1, 2006 in connection with the VEO were granted at a 25% discount from the attributed value of tendered options, and thus, the incremental fair value of these stock-based awards is $0.

(4)           In accordance with his employment agreement, Mr. Moonves was granted performance-based RSUs, subject to the achievement of a performance goal.

(5)           Messrs. Reynolds and Briskman and Ms. Gordon were granted performance-based RSUs, which vest ratably over four years beginning on the first anniversary of the grant date and are subject to the achievement of a performance goal.

(6)           These awards vest ratably over four years beginning on the first anniversary of the grant date.

(7)           The exercise price of the options is the closing price of the Company’s Class B Common Stock on the NYSE on the date of grant.

Description of Plan-Based Awards

RSU and stock option awards reported in the Grants of Plan-Based Awards During 2006 table were granted to the named executive officers under the Company’s long-term management incentive plan. For the material terms of these awards, see “Compensation Discussion and Analysis—Terms of LTMIP Awards.”

Voluntary Exchange Offer

On March 15, 2006, the Company’s Board of Directors and the Compensation Committee of the Board authorized the Company to proceed with the VEO, under which eligible employees of the Company and its subsidiaries, including the named executive officers, could exchange eligible options for restricted shares or, in the case of employees who were not subject to U.S. income tax, RSUs. Prior to the commencement of the VEO, the fair value of all options eligible to be tendered was determined by using a Black-Scholes methodology. Eligible employees who tendered their options received in exchange, restricted shares or RSUs of the Company’s Class B Common Stock having a value equal to 75% of the fair value attributed to the tendered options. Each such restricted share or RSU was considered to have a value equal to the average of the closing prices of the Company’s Class B Common Stock on the NYSE for the five consecutive trading days ending on the fifth trading day preceding the commencement of the VEO. Eligible employees made separate tendering decisions with respect to all of their stock options awarded prior to January 1, 2006 that were “out-of-the-money” (options with an exercise price equal to or greater than $24.9340) and all of those that were “in-the-money” (options with an exercise price less than $24.9340). Employees who tendered any of their out-of-money stock options were required to tender all such options; similarly, employees who tendered any of their in-the-money stock options were required to tender all such options.

The restricted shares and RSUs will generally vest in equal 50% installments on the second and third anniversaries of the date of grant (June 1, 2006 – the first trading day after the VEO expired), assuming that the individual remains employed by the Company until the applicable vesting date. In addition, the vesting of restricted share awards to certain senior executives, including the named executive officers, was subject to a performance criterion for the 2006 fiscal year, which was satisfied. During the vesting period, restricted shares and RSUs will accrue dividends whenever the Company pays a cash dividend on the Company’s Class B Common Stock; accrued dividends will be subject to the same vesting conditions and risk of forfeiture as the underlying restricted shares and RSUs and will be paid to participating employees in cash when the restricted shares or RSUs, as the case may be, vest.

Outstanding Equity Awards at Fiscal Year-End 2006

The following table sets forth for each named executive officer information concerning the outstanding equity awards at December 31, 2006, which included unexercised stock options, unexercised and unvested stock options, unvested RSUs, and unearned and unvested RSUs and restricted shares.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(1)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Sumner M. Redstone	1/30/1997	244,304	0	0	$13.74	1/30/2007
	8/1/1997	321,750	0	0	11.98	8/1/2007
	8/20/1998	1,954,436	0	0	24.00	8/20/2008
	6/1/2006						0	$0	298,964	$9,321,698
Leslie Moonves	6/17/1997	159,180	0	0	15.74	6/16/2007
	7/28/1997	200,343	0	0	17.59	7/27/2007
	1/27/1999	172,710	0	0	24.74	1/26/2009
	3/30/2006						0	0	146,445	4,566,155
	6/1/2006						0	0	788,766	24,593,724
Fredric G. Reynolds	5/25/2006	0	262,368	0	26.30	5/25/2014
	9/1/2005						15,330	477,989
	5/25/2006						0	0	66,539	2,074,686
	6/1/2006						0	0	112,194	3,498,209
Louis J. Briskman	1/27/1998	124,351	0	0	21.57	1/26/2008
	1/27/1999	138,168	0	0	24.74	1/26/2009
	5/25/2006	0	149,925	0	26.30	5/25/2014
	5/25/2006						0	0	38,022	1,185,526
	6/1/2006						0	0	9,778	304,878
Susan C. Gordon	8/1/1997	17,828	0	0	11.98	8/1/2007
	5/25/2006	0	82,458	0	26.30	5/25/2014
	1/26/2005						9,582	298,767	0	0
	5/25/2006						0	0	20,912	652,036
	6/1/2006						0	0	56,995	1,777,104

(1)                                  Set forth below are schedules of vesting dates for each option award and stock award indentified in the above table.

Option Awards Vesting Schedule
Grant Date	Vesting Schedule
1/30/1997	33 1/3 vested on each of the first three anniversaries beginning on 8/1/1998
6/17/1997	100% vested in one year on 6/18/1998
7/28/1997	33 1/3 vested on each of the first two anniversaries of the date of grant, and the final 33 1/3 vested on 5/4/2000 since the grant was accelerated
8/1/1997	25% vested on each of the second through fifth anniversaries of the date of grant
8/20/1998	50% vested on each of the fourth and fifth anniversaries of the date of grant
1/27/1998	33 1/3 vested on each of the first two anniversaries of the date of grant and the final 33 1/3 vested on 5/4/2000 since the grant was accelerated
1/27/1999	33 1/3 vested on the first anniversary of the date of grant and the final 66 2/3 vested on 5/4/2000 since the grant was accelerated
5/25/2006	25% vests on each of the first four anniversaries of the date of grant

Stock Awards Vesting Schedule
Grant Date	Vesting Schedule	Type
1/26/2005	25% vests on each of the first four anniversaries of the date of grant upon the satisfaction of a performance goal for 2005	RSU
9/1/2005	25% vests on each of the first four anniversaries of the original grant date which was 1/26/2005	RSU
3/30/2006	100% vested on 1/30/2007 upon the satisfaction of a performance goal for 2006	RSU
5/25/2006	25% vests on each of the first four anniversaries of the date of grant upon the satisfaction of a performance goal for 2006	RSU
6/1/2006	50% vests on each of the second and third anniversaries of the date of grant upon satisfaction of a performance goal for 2006	Restricted Shares

Option Exercises and Stock Vested During 2006

The following table sets forth information concerning each exercise of stock options and vesting of RSUs during 2006 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
(a)	(b)(1)	(c)(1)	(d)	(e)
Sumner M. Redstone	0	$0	56,789 (2)	$1,527,624 (2)
Leslie Moonves	0	0	146,445	3,939,371
Fredric G. Reynolds	0	0	5,109	136,972
Louis J. Briskman	221,068 (3)	3,663,697 (3)	18,984	537,247
Susan C. Gordon	0	0	3,193	85,604

(1)                               Each named executive officer participated in the VEO, pursuant to which eligible stock options were exchanged for unvested performance-based restricted shares. The material terms of the VEO are described following the Grants of Plan-Based Awards During 2006 table, and the restricted shares received by each named executive officer in the VEO are reported in that table.

(2)                               Mr. Redstone deferred receipt of the underlying shares, upon the vesting on January 24, 2006 of 56,190 performance-based RSUs previously awarded to him. Dividend equivalents equaling the value of regular cash dividends paid on shares of the Company’s Class B Common Stock accrued on the RSUs from the grant date, January 26, 2005, through the vesting date, January 24, 2006, in an amount which converted on the vesting date into 599 RSUs, the receipt of which were also deferred.

(3)                               Includes the exercise of options, expiring in January 2007, held by a family partnership to which Mr. Briskman had previously transferred the options.

Pension Benefits in 2006

The following tables set forth information concerning each plan that provides payments in connection with retirement, with respect to each of the named executive officers. The first table sets forth information with respect to pension plans pursuant to which named executive officers are currently accruing benefits, and the second table sets forth information with respect to pension plans pursuant to which named executive officers have an accumulated benefit but are not currently accruing benefits.

Pension plans pursuant to which named executive officers are currently accruing benefits:

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)		Present Value of Accumulated Benefit ($) (d) (1)		Payments During Last Fiscal Year ($) (e)
Sumner M. Redstone	Qualified—CBS Retirement Plan	3.7	(2)	$57,270	(3)	$3,964	(4)
	Non-qualified—CBS Retirement Excess Plan	3.7	(2)	62,089	(3)	0
Leslie Moonves (5)	Qualified—CBS Retirement Plan	2.5	(2)	66,724		0
	Non-qualified—CBS Retirement Excess Plan	2.5	(2)	163,021		0
Fredric G. Reynolds (5)	Qualified—CBS Retirement Plan	1.4	(2)	42,926		0
	Non-qualified—CBS Retirement Excess Plan	1.4	(2)	61,175		0
Louis J. Briskman (5)	Qualified—CBS Retirement Plan	1.3	(2)	32,016		0
	Non-qualified—CBS Retirement Excess Plan	1.3	(2)	49,546		0
Susan C. Gordon	Qualified—CBS Retirement Plan	25.3		452,201		0
	Non-qualified—CBS Retirement Excess Plan	25.3		1,327,971		0

(1)                                  The present value of each named executive officer’s accumulated benefit at December 31, 2006 in these plans was calculated assuming commencement of benefits at age 65, a discount rate of 6.00% and mortality rates in accordance with RP2000 Blended Mortality for Healthy Employees and Retirees.

(2)                                  The years of credited service under the plans identified in the table above differ from the years of actual service with respect to Messrs. Redstone, Moonves, Reynolds and Briskman, who have been employed by the Company since 1996, 1995, 1994 and 1975, respectively. However, their participation in these plans began in the following years, at which time their respective credited service for benefit accruals began:  Redstone, 2003; Moonves, 2004; and Reynolds and Briskman, 2005. Prior to their participation in these plans, Messrs. Moonves, Reynolds and Briskman participated in the pension plans identified in the table set forth on the following page.

(3)                                  The present value calculations assume immediate commencement, since Mr. Redstone is above the plan’s normal retirement age.

(4)                                  Mr. Redstone receives certain minimum required payments from the CBS Retirement Plan on an annual basis.

(5)                                  Messrs. Moonves, Reynolds and Briskman are eligible for early retirement, since they are at least 55 years of age and have provided at least 10 years of eligibility service, but have not yet reached 65, the normal retirement age. See the description of the CBS Retirement Plan below for information about the effect of early retirement.

Pension plans pursuant to which named executive officers have an accumulated benefit but are not currently accruing benefits:

Name	Benefit Accrual	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
(a)	Status	(b)	(c)		(d) (1)		(e)
Sumner M. Redstone	N/A	N/A	N/A		N/A		N/A
Leslie Moonves (2)	Frozen Benefit	Qualified–Cash Balance Component of CBS Combined Pension Plan (CCPP)	9.0	(3)	$92,620		$0
	Frozen Benefit	Non-qualified–CBS Supplemental Executive Retirement Plan	9.0	(3)	1,031,758		0
	Frozen Benefit	Non-qualified–CBS Bonus Supplemental Executive Retirement Plan	3.8	(3)	307,749		0
Fredric G. Reynolds (2)	Frozen Benefit	Qualified–Cash Balance Component of CCPP	11.4	(3)	153,070		0
	Frozen Benefit	Non-qualified–CBS Supplemental Executive Retirement Plan	11.4	(3)	83,923		0
	Frozen Benefit	Non-qualified– Westinghouse Executive Pension Plan	5.1	(3)	428,744		0
Louis J. Briskman (2)	In Pay Status; No Accruals	Qualified–Group W Component of CCPP	27.7	(3)	106,541	(4)	8,962
	In Pay Status; No Accruals	Non-qualified–Westinghouse Executive Pension Plan	26.5	(3)	1,889,221	(4)	158,921
	In Pay Status; No Accruals	Non-qualified–Executive Supplemental Pension Arrangement	28.5	(3)	6,196,524	(4)	521,249
Susan C. Gordon	N/A	N/A	N/A		N/A		N/A

(1)                                  The present value of each named executive officer’s accumulated benefit at December 31, 2006 in these plans was calculated assuming commencement of benefits at age 65 (except for Mr. Briskman; see footnote (4) below), a discount rate of 6.00% and mortality rates in accordance with the 1994 GAM Table without margins for males with a four-year setback for females.

(2)                                  Messrs. Moonves, Reynolds and Briskman are eligible for early retirement, since they are at least 55 years of age and have provided at least 10 years of vesting service, but have not yet reached 65, the normal retirement age. See the description of the CCPP below for information about of the effect of early retirement.

(3)                                  The years of credited service under the plans identified in the table above differ from the years of actual service with respect to Messrs. Moonves, Reynolds and Briskman, who have been employed by the Company since 1995, 1994 and 1975, respectively. With respect to Messrs. Moonves and Reynolds, their respective years of credited service under these plans reflect actual service through the date on which these plans froze their respective benefit accruals, as follows:  CCPP and CBS Supplemental Executive Retirement Plan for Moonves, 2004; CCPP for Reynolds, 2005; and CBS Bonus Supplemental Executive Retirement Plan and Westinghouse Executive Pension Plan for Moonves and Reynolds, 1999. Mr. Briskman has been receiving benefits under the CCPP since 2002 and the WEPP and supplemental pension arrangement since 2004; his years of credited service under these plans reflect actual service and additional credited service in accordance with the provisions of the plans.

(4)                                  Mr. Briskman’s benefits are valued using an immediate single life factor of 11.887835, based on a 6.00% discount rate at December 31, 2006, rather than assuming commencement at age 65, since he is currently receiving benefits. His active participation in these plans ended on December 31, 2001, and Mr. Briskman began receiving benefits under the CCPP in 2002 and the WEPP and supplemental pension arrangement in 2004 following his departure from the former CBS Corporation. He returned to the Company on September 6, 2005, whereupon he received credit in the CBS Retirement Plan and CBS Retirement Excess Pension Plan for his service with the former CBS Corporation prior to September 6, 2005 for purposes of eligibility and vesting, but not for benefit accrual.

Description of Pension Benefits

The Company currently maintains several qualified and non-qualified defined benefit plans as a result of various mergers, acquisitions and divestitures involving the Company and its various businesses, as well as changes implemented by the Company and its predecessors in retirement programs. Many of these plans are closed to new participants and operate only for employees who are grandfathered into these plans. The Company’s practice is generally not to grant additional years of credited service under the pension plans. The normal retirement age for all Company-sponsored pension plans is 65.

Pension Plans Pursuant to Which Named Executive Officers Are Currently Accruing Benefits

CBS Retirement Plan (CRP)

All of the named executive officers participate in the CRP, a tax-qualified defined benefit plan. Participation in the CRP begins on the later of the date an eligible employee attains age 21 or completes one year of eligibility service. Employees are fully vested in their accrued benefit upon completion of five full years of vesting service. The Company pays the entire cost of the benefits provided by the CRP. Eligible compensation for purposes of qualified plans is limited by federal law; for 2006, the limit was $220,000 (the “Annual Limit”).

For each year of credited service up to a maximum of 30 years, the benefit formula for calculating an age 65 accrued benefit under the CRP is 1.25% of the participant’s final average compensation up to the Social Security covered compensation amount, plus 1.75% of the participant’s final average compensation above the Social Security covered compensation amount. Final average compensation includes eligible salary, commissions, overtime and short-term incentive awards. If an employee who participates in the CRP reaches age 55 with ten years of eligibility service, he or she is considered eligible for early retirement. The reductions for retiring early are 6% per year for each year that the benefit begins between ages 65 and 60, plus 4% per year for each year that the benefit begins between ages 60 and 55. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively. All optional forms of payment under the CRP are actuarially equivalent to the normal forms of payment.

CBS Retirement Excess Pension Plan (CREPP)

The Company maintains a non-qualified, unfunded defined benefit plan to provide benefits to employees who are participants in the CRP and whose annual base salary and commissions exceed the Annual Limit. The benefits under the CREPP are calculated using the CRP formula and eligible compensation in excess of the Annual Limit. Early retirement reduction factors are identical to those of the CRP. The maximum amount of total annual compensation that may be taken into account under the CRP and the CREPP is $750,000. For Mr. Redstone, who is also eligible to participate in the Viacom pension and excess pension plans, the amount of compensation that can be taken into account is $375,000. Employees are fully vested in their accrued CREPP benefit upon completion of five full years of vesting service. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively. All optional forms of payment under the CREPP are actuarially equivalent to the normal forms of payment.

Pension Plans Pursuant to Which Named Executive Officers Have an Accumulated Benefit But Are Not Currently Accruing Benefits

CBS Combined Pension Plan (CCPP)

The Company maintains the CCPP, a tax-qualified defined benefit plan for eligible employees who satisfy age and service requirements. The CCPP contains five separate plans (or components).

Messrs. Moonves and Reynolds have frozen benefits in the Cash Balance Component, and Mr. Briskman has accumulated benefits in payment status under the Group W Component. For all of the components, employees are fully vested in their accrued benefit upon completion of five years of vesting service. The Company pays the cost of the benefits provided by the CCPP. Eligible compensation for purposes of the CCPP is limited to the Annual Limit. Early retirement reductions differ in each of these components of the CCPP; however, early retirement eligibility is defined as age 55 with ten years of vesting service while actively employed for each component.

Cash Balance Component:   The cash balance benefit is expressed in the form of a hypothetical account balance. Benefits accrue monthly at a rate generally between 2 - 12% of eligible compensation; the rate may increase with service. Eligible compensation is generally base salary. Interest credits are applied monthly to the prior month’s balance, with a minimum of 5%. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively; however, a lump sum payment option is available for this benefit. All optional forms of payment under the Cash Balance Component are actuarially equivalent to the normal form of benefit. There is no separate eligibility for early retirement as benefits are eligible for commencement upon termination from employment at any age.

Group W Component:   The participant receives 2% of annual pensionable wages for each year of participation. Pensionable wages include base pay, certain overtime pay and 50% of short-term incentive awards. While early retirement reduction provisions vary, as applied to the named executive officers hired prior to 1995 with less than 30 years of vesting service, the plan requires a reduction of 1/3 of 1% for each month the retirement date precedes age 65 (4% per year) down to age 60, with additional reductions using an IRS-approved mortality table and an annual interest rate of 7% for commencement prior to age 60.

CBS Supplemental Executive Retirement Plan (SERP)

The Company maintains the SERP, a non-qualified unfunded defined benefit plan, for eligible employees who participate in the CCPP whose annual base salary exceeds the Annual Limit. The benefits under the SERP applicable to the named executive officers are calculated using the Cash Balance Component formula generally using base salary in excess of the Annual Limit. The SERP does not apply to benefits accrued in the Group W Component. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively.

CBS Bonus Supplemental Executive Retirement Plan (Bonus SERP)

The Company established the Bonus SERP, a non-qualified unfunded defined benefit plan, to provide benefits based on short-term incentive awards to certain employees who are participants in the CCPP. This plan has been frozen to new participants since March 31, 1999, at which time all benefits vested. The benefit is based on 50% of the average of a participant’s highest five consecutive short-term incentive awards for the last ten years, multiplied by 1.7% times credited service up to a maximum of 35. Early retirement reduction factors are identical to those of the applicable CCPP component. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively.

Westinghouse Executive Pension Plan (WEPP)

The WEPP is a funded non-qualified defined benefit plan, which provides benefits based upon an executive’s final average compensation and is offset by benefits payable under the CCPP. This plan has been closed to new participants since March 31, 1999, at which time all benefits vested. The WEPP normal retirement formula is as follows: the sum of the participant’s average monthly base salary and average monthly short-term incentive awards is multiplied by the product of the participant’s executive service times

1.47%. The early retirement reduction factors for the WEPP are identical to those in the Group W Component. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively.

Executive Supplemental Pension Arrangement

Pursuant to an agreement dated March 2, 1999, as amended on May 3, 2000, Mr. Briskman is currently receiving monthly supplemental pension payments under an unfunded non-qualified defined benefit arrangement. Mr. Briskman’s payments under this arrangement are paid in the form of a single life annuity and are offset by benefits payable under the CCPP and WEPP. These payments are based on the WEPP benefit formula using certain assumptions with respect to final average compensation, average monthly base salary, average monthly short-term incentive awards and executive service, as set forth in the agreement. Early retirement reductions did not apply to this arrangement.

Non-qualified Deferred Compensation in 2006

The following table sets forth information concerning non-qualified deferred compensation.

Name		Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	Plan Name	(b) (1)	(c) (2)	(d) (3)	(e)	(f)
Sumner M. Redstone	Deferred salary plans	$1,300,000	$0	$738,028	$0	$10,016,614	(4)
	Deferred bonus plans	0	0	0	0	0
	Deferred under LTMIP	1,511,511	0	259,170	0	1,770,681
Leslie Moonves	Deferred salary plans	3,028,288	19,500	1,001,549	0	11,018,694
	Deferred bonus plans	0	0	311,010	0	2,774,550
Fredric G. Reynolds	Deferred salary plans	317,692	18,981	42,870	0	594,632
	Deferred bonus plans	0	0	585,441	0	7,724,498
Louis J. Briskman	Deferred salary plans	45,631	15,600	5,263	0	78,397
	Deferred bonus plans	0	0	50,982	236,440 (5)	1,482,889
Susan C. Gordon	Deferred salary plans	27,534	16,071	45,377	0	570,703
	Deferred bonus plans	66,992	0	32,792	0	441,245

(1)                                  Executive contributions pursuant to deferred salary and bonus plans are included in the salary and bonus columns, respectively, in the Summary Compensation Table for Fiscal Year 2006. Executive contributions pursuant to amounts deferred under the LTMIP are calculated by multiplying the number of shares deferred by the closing price of the Company’s Class B Common Stock on the NYSE on January 24, 2006, the vesting date. The stock awards column of the Summary Compensation Table for Fiscal Year 2006 includes compensation expense related to the award to which these deferred amounts pertain.

(2)                                  Amounts reported are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2006.

(3)                                  Amounts reflect earnings on all amounts deferred in 2006 and prior years in non-qualified plans. No portion of these amounts is included in the Summary Compensation Table for Fiscal Year 2006, as none of these plans or arrangements provide for above-market or preferential earnings.

(4)                                  Pursuant to an amendment to Mr. Redstone’s employment agreement, the balance of his deferred compensation account was converted into Option Equivalents, effective as of March 16, 2007. See “Employment Agreements—Sumner M. Redstone” for further information.

(5)                                  Mr. Briskman is currently receiving a distribution of amounts he deferred under the CBS Deferred Incentive Compensation Program prior to his departure from the former CBS Corporation in 2002.

Description of Non-qualified Deferred Compensation

Set forth below is information with respect to each plan under which deferrals of compensation are reflected in the table above.

Deferred Salary Plans

CBS Excess 401(k) Plan for Designated Senior Executives (Excess 401(k) Plan)

The Company maintains supplemental 401(k) plans, including the Excess 401(k) Plan, an unfunded non-qualified deferred compensation plan intended to provide benefits to employees who are eligible to participate in the CBS 401(k) Plan and whose annual base salary exceeds the Annual Limit. A participant can defer between 1% and 15% of his or her eligible compensation through payroll deductions on a pre-tax basis. Eligible compensation generally includes base pay or salary plus overtime, commissions, hazard pay, shift differential pay, before-tax contributions to the Company’s group health plan, flexible spending accounts and contributions to the commuter reimbursement account plan. The Company matches Excess 401(k) Plan contributions based on the rate of matching contributions under the CBS 401(k) Plan (for 2006, 60% of the amount deferred up to the first 5% of eligible compensation on pre-tax contributions), and Company contributions are fully vested after five years of service. Matching contributions made by the Company to the CBS 401(k) Plan and the Excess 401(k) Plan together will not be made with respect to compensation in excess of $750,000. For Mr. Redstone, who is eligible to participate in the Viacom 401(k) and 401(k) excess plans, the amount of compensation that can be taken into account for Company matching amounts is limited to $375,000.

Deferred amounts are reflected in phantom accounts and are credited with earnings and/or losses as if the deferred amounts were actually invested in accordance with the participant’s investment elections under the CBS 401(k) Plan. The Company’s matching contributions, which are made in shares of the Company’s Class B Common Stock, are also reflected in phantom accounts. The CBS 401(k) Plan offers fifteen investment options, and participants may change or reallocate investment directions on any business day on which the NYSE is open. The vested portion of a participant’s Excess 401(k) Plan account is distributed in cash after termination of employment in accordance with the participant’s distribution election, either in a lump sum or in installments. All of the named executive officers participate in the Excess 401(k) Plan, except for Mr. Redstone, although he does maintain a balance in the Excess 401(k) Plan.

CBS Supplementary Employee Investment Fund (SEIF)

The SEIF is a funded non-qualified deferred compensation plan, which was closed to new participants as of 1998 and ceased permitting new contributions as of 2001. The SEIF was established to provide benefits to employees who were eligible to participate in the former CBS Corporation’s qualified defined contribution plan and whose annual base salary exceeded the annual Code limit on qualified plan compensation during the applicable years. Participants were permitted to contribute 1% to 15% of their eligible compensation, which was matched by the former CBS Corporation. Eligible compensation generally included base pay or salary and excluded bonus payments, overtime compensation, deferred compensation and additional compensation. The SEIF offers three investment options for employee contribution amounts. Employer matching contributions are reflected in a phantom account consisting of the Company’s Class B Common Stock, and are not funded. Payouts under the SEIF are made in accordance with the participant’s distribution election, either in a lump sum payment or installment payments over 10 years. Mr. Moonves has a balance in this plan.

CBS Deferred Compensation Arrangements

The Company may require certain senior executives to defer specified amounts of their base salary compensation, as determined by their respective employment contracts. Deferred amounts are held in phantom accounts and are credited with earnings and/or losses as if the deferred amounts were actually invested in accordance with the participant’s investment elections under the CBS 401(k) Plan. These arrangements are not funded. Distributions are made in accordance with the individual’s respective employment contract. Messrs. Redstone, Moonves and Reynolds defer compensation in connection with their respective employment contracts.

Deferred Bonus Plans

CBS Bonus Deferral Plan for Designated Senior Executives (BDP)

CBS maintains bonus deferral plans, including the BDP, an unfunded non-qualified deferred compensation plan intended to provide benefits to employees who are eligible to participate in the CBS 401(k) Plan and whose annual base salary exceeds the Annual Limit. Participants can defer between 1% and 15% of his or her short-term incentive plan bonus to the BDP on a pre-tax basis. Deferred amounts in the BDP are held in phantom accounts and are credited with earnings and/or losses as if the deferred amounts were actually invested in accordance with the participant’s investment elections under the CBS 401(k) Plan. Amounts deferred under the BDP are distributed in cash after termination of employment in accordance with the participant’s distribution election, either in a lump sum or installments. None of the named executive officers made elections to defer bonus amounts earned in 2006. Mr. Moonves and Ms. Gordon maintain balances in this plan.

CBS Deferred Incentive Compensation Program (ICP)

Under the ICP, eligible participants were permitted to defer up to 100% of their performance awards, including bonuses.  No new contributions have been made to this funded non-qualified deferred compensation program since 2001.  Prior to January 1, 1998, deferred amounts were treated as if invested in debentures with a face value of $100.  Debentures were deemed convertible into a certain number of shares of the Company’s common stock.  At the time a deferred installment is paid, the employee receives the greater value of (i) the cash amount equal to the face value of the debentures due for such installment plus cash equal to accrued interest on the deferred amount at a ten-year U.S. Treasury bond rate, or (ii) shares of common stock equal to the number of shares into which the debentures due for such installment are convertible, plus cash equal to accrued interest on the deferred amount at a ten-year U.S. Treasury bond rate.  The Company may choose to pay the entire value in cash, the Company’s Class B Common Stock or a combination of stock and cash. Amounts are paid either in a lump sum or installments following termination of service.  Messrs. Reynolds and Briskman have balances in the ICP.  Mr. Briskman is currently receiving a distribution under the ICP.

For amounts deferred after January 1, 1998, eligible employees could elect to defer up to 100% of their annual incentive award. Amounts deferred are credited with interest based on the one-year U.S. Treasury bill rate (or such other rate as determined by the Compensation Committee), reset every January.  Deferred amounts are paid either (i) in a lump sum in any future year not later than the year of normal retirement or (ii) in a lump sum or annual installments after termination of employment.

CBS Deferred Compensation Arrangements

In previous years, the Company has required certain of its executives, including Mr. Reynolds, to defer specified amounts of their bonus compensation.  With respect to a bonus paid to Mr. Reynolds in 1998, 100% of his bonus was subject to mandatory deferral.  The bonus amount is credited annually with interest at a rate determined by the Compensation Committee for that year or, if higher, appreciation on the Company’s common stock price. In 1999, Mr. Reynolds was paid a special award, one-half of which was subject to mandatory deferral.  This deferred amount is credited annually with appreciation on the

Company’s common stock price. These deferred amounts under these arrangements will be paid after termination of employment in accordance with the executive’s distribution election, either in a lump sum or installments.

Deferrals Under the LTMIP

Under the LTMIP, the Compensation Committee may permit deferral of any awards granted under the plan. Pursuant to the terms of Mr. Redstone’s employment agreement in effect during 2006, as approved by the Compensation Committee, Mr. Redstone had the option to defer his receipt of payment of RSUs awarded to him in 2005 upon vesting in 2006, as follows: (i) for up to 10 years after the RSUs vest for in-service distributions, and (ii) for up to three years after the termination of his employment for post-termination distributions. Mr. Redstone elected to defer receipt of these RSUs, which RSUs accrue dividend equivalents in the event the Company pays a regular cash dividend on the Company’s Class B Common Stock. Dividend equivalents are converted annually into additional deferred RSUs. Dividend equivalents will accrue on the deferred RSUs (including the RSUs annually converted from dividend equivalents) until the RSUs are settled, at which time the dividend equivalents are payable in shares of the Company’s Class B Common Stock.

Potential Payments Upon Termination

During 2006, all of the named executive officers had provisions in their employment agreements providing for separation payments upon certain types of termination of employment, with the exception of Mr. Redstone.  The Company does not provide for post-termination payments solely in the event of a change-in-control, and the amount of payments to which any named executive officer is entitled upon termination of employment is not affected by whether the termination occurs before or after a change-in-control.  Mr. Moonves’ employment agreement provides for a “gross-up” in the event that any payment or benefit owed to him under the agreement is subject to the excise tax imposed by Section 4999 of the Code.

The table below sets forth estimated potential payments that would be made to a named executive officer if his or her employment had terminated as of December 31, 2006.  In determining the benefits payable upon certain terminations of employment, the Company has assumed in all cases that the executive has complied and continues to comply with all of the restrictive and other covenants included in his or her employment agreement and has not become employed by a new employer in those cases where the employment agreement requires mitigation by the executive. The table reflects incremental payments and benefits that would be owed by the Company to the executive beyond what the named executive officer had earned as of December 31, 2006 and does not reflect benefits that are provided pursuant to plans or arrangements that do not discriminate in favor of executive officers and are available generally to all salaried employees such as amounts accrued under the CBS 401(k) and 401(k) excess plans, accumulated and vested benefits under the Company’s pension plans, disability benefits and accrued vacation pay.  Payments made to a named executive officer will be made subject to any applicable requirements of Section 409A of the Code.

	Continuation of Salary and Deferred Compensation ($) (1)	Annual Bonus Continuation ($) (2)	Incremental Pension Benefit (present value) ($)	Continuation of Medical, Dental and Life Insurance (present value) ($) (3)	Acceleration of Equity Awards ($) (4)
Leslie Moonves
•Termination for Cause or voluntary termination without Good Reason	$0	$0	$0	$0	$0
•Without Cause or Good Reason termination	15,383,000	30,766,000	0	165,678	29,702,301	(5)
•Death or Disability	0	0	0	0	29,702,301	(5)
Fredric G. Reynolds
•Termination for Cause or voluntary termination without Good Reason	0	0	0	0	0
•Without Cause or Good Reason termination	3,500,000	2,500,000	0	0	960,267
•Death or Disability	0	0	0	0	960,267
Louis J. Briskman
•Termination for Cause or voluntary termination without Good Reason	0	0	0	0	0
•Without Cause or Good Reason termination	2,195,000	1,300,000	0	4,748	365,815
•Death or Disability	0	0	0	0	365,815
Susan C. Gordon
•Termination for Cause or voluntary termination without Good Reason	0	0	0	0	0
•Without Cause or Good Reason termination	131,366	65,683	0	1,948	0
•Death or Disability	0	0	0	0	0

(1)                                  Reflects the continuation of each named executive officer’s base salary during his or her post-termination period.  The post-termination periods for the named executive officers are as follows:

(a)              Mr. Moonves: January 1, 2007 through June 30, 2009.

(b)             Mr. Reynolds: January 1, 2007 through August 14, 2009.

(c)              Mr. Briskman: January 1, 2007 through September 6, 2008.

(d)             Ms. Gordon: January 1, 2007 through February 28, 2007.

(2)                                  Reflects the continuation of each named executive officer’s target bonus during his or her post-termination period, except that pursuant to his employment agreement, Mr. Reynolds would receive the sum of two times his salary, deferred compensation and target bonus up to a maximum of $6 million.  The amount shown in the “Annual Bonus Continuation” column has been adjusted to reflect the $6 million maximum, after taking into account the amount shown in the “Continuation of Salary and Deferred Compensation’’ column. With respect to a December 31, 2006 termination date, the following amounts, which represent the pro rata target bonus for each named executive officer for calendar year 2006, would have been earned by the named executive officer for the period January 1, 2006 through December 31, 2006 and are not reflected as “Annual Bonus Continuation”: Moonves ($11,226,400); Reynolds ($1,750,000); Briskman ($1,300,000); and Gordon ($394,100).

(3)                                  For Mr. Moonves and Ms. Gordon, incremental post-termination health insurance benefits are valued based on the specific employee elections in place and the COBRA premiums associated with those elections as of December 31, 2006.  Upon termination, Mr. Briskman will be entitled to receive, independent of his employment agreement, continued medical benefits previously earned under the CBS retiree medical program.  The amount shown for Mr. Briskman reflects the Company cost of providing continued life insurance coverage as provided in his employment agreement.

(4)                                  The calculation of the value associated with the acceleration of the vesting of equity grants, in the case of stock awards, was based on the closing price of the Company’s Class B Common Stock on December 29, 2006, the last business day of 2006, which was $31.18 and, in the case of options, was based on the difference between such closing price and the exercise price of the option.  See the Outstanding Equity Awards at Fiscal Year-End 2006 table and narrative for information about the equity awards included in the above calculation.

(5)                                  Of this amount, $24,593,724 reflects amounts associated with the acceleration of unvested restricted shares which Mr. Moonves received in the VEO on June 1, 2006 in exchange for vested stock options.

Mr. Moonves’ employment agreement does not provide for post-termination payments solely in the event of a change-in-control, and the amount of payments to which he is entitled upon termination is not affected by whether the termination occurs before or after a change-in-control.  Mr. Moonves’ agreement provides for a “gross-up” in the event any payment or benefit owed to him under the agreement is subject to the excise tax imposed by Section 4999 of the Code.  If the Company experienced a change-in-control on December 31, 2006, and Mr. Moonves was terminated on that date and such termination was determined to be contingent on the change-in-control, certain of Mr. Moonves’ payments and benefits may trigger an excise tax imposed under Section 4999 of the Code.  The Company would owe Mr. Moonves, as a tax gross-up in respect of the excise tax, an amount equal to approximately 42% of the total value of the payment and benefits Mr. Moonves received in connection with the termination.

Termination for Cause or Voluntary Termination Without Good Reason

Each named executive officer’s employment agreement includes a definition of the “Cause” (as discussed below) for which the executive’s employment may be terminated by the Company.  The named executive officers will not receive any additional payments and benefits under their respective employment agreements in the event of a termination by the Company for “Cause” or a named executive officer’s voluntary termination without “Good Reason.”

Termination Without “Cause” by the Company or for “Good Reason” by the Named Executive Officer

A named executive officer, as indicated above, will receive termination payments if the Company terminates his or her employment without “Cause” or if the named executive officer terminates  employment with the Company for “Good Reason” pursuant to his or her employment agreement.  In the event that there is a termination without “Cause” or for “Good Reason,” then the named executive officer may, depending on the terms of his or her employment agreement, (i) continue to receive salary from the termination date up to the end of the employment term; target bonus compensation from the termination date up to the end of the employment term; and Company-paid COBRA and life insurance from the termination date up to the end of the employment term; and (ii) benefit from accelerated vesting of certain equity awards.

Named executive officers who receive benefits upon termination without “Cause” or for “Good Reason” may be subject to mitigation obligations under the terms of the employment agreement and are subject to certain restrictive covenants relating to non-competition, solicitation of Company employees, protection of the Company’s confidential information and its ownership of work product and cooperation in litigation.  See “Employment Agreements” in the narrative accompanying the Summary Compensation Table for Fiscal Year 2006 for details of each named executive officer’s arrangements and obligations.

Definition of Termination for “Cause”:  A termination for “Cause” for Mr. Moonves, as set forth in his employment agreement, would be limited to a termination for: engaging or participating in intentional acts of material fraud against the Company; willful misfeasance having a material adverse effect on the Company; a conviction of a felony; willful unauthorized disclosure of a trade secret or other confidential material information of the Company; or terminating employment without “Good Reason” other than for death or permanent disability.

For the other named executive officers, a termination for “Cause,” as set forth in their employment agreements, could be triggered by any of the following: conduct which constitutes a felony; failure to obey a material lawful directive that is appropriate to the executive’s position from an executive in his or her reporting line; willful unauthorized disclosure of confidential information; the executive’s failure or refusal to substantially perform his or her material obligations under the employment agreement; material breach of the employment agreement; or (except in the case of Ms. Gordon) willful failure to cooperate with internal or external investigations (after being instructed to cooperate) or the willful destruction of documents or the willful inducement of others not to cooperate or to destroy documents.

Definition of Good Reason Termination:  A “Good Reason” termination for Mr. Moonves would be based on the following circumstances: the assignment by the Company of duties inconsistent with his position, duties, responsibilities, titles or offices; the diminution or withdrawal of a meaningful portion of his authority or responsibilities, subject to the Company’s right to sell or otherwise dispose of certain new business units; a reduction by the Company of his salary, deferred compensation or target bonus as provided in his employment agreement; the Company’s requiring him to be based anywhere other than the Los Angeles metropolitan area; Mr. Moonves’ removal from or any failure to re-elect him as the sole Chief Executive Officer of CBS; a change in reporting relationships as described in Mr. Moonves’ employment agreement; or any other material breach by the Company of its material obligations under the employment agreement.

For the other named executive officers, a “Good Reason” termination pursuant to the named executive officer’s employment agreement generally would be triggered by the following: the assignment of duties or responsibilities substantially inconsistent with his or her positions or duties; the withdrawal of material portions of his or her duties described within the employment agreement or (except in the case of Ms. Gordon) a change in reporting relationships such that the executive no longer reports directly to the Company’s Chairman and Chief Executive Officer; the material breach by CBS of its material obligations under the employment agreement; or the relocation of his or her position outside of a specified metropolitan area (New York, Los Angeles or both, depending on the agreement).

Termination Due to Death or Disability

If a named executive officer were to die or become disabled during the employment term, the Company would pay salary earned through the date of death/disability and a prorated target bonus for the calendar year in which death/disability occurs, which the executive would have earned.  Also in these circumstances, certain equity awards vest for Messrs. Moonves, Reynolds and Briskman.  No additional payments or benefits are due under their respective contracts.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of December 31, 2006, concerning shares of the Company’s Class B Common Stock authorized for issuance under (i) equity compensation plans approved by the Company’s stockholders and (ii) equity compensation plans assumed by the Company in mergers with publicly traded companies pursuant to which awards were made by the Company after completion of the mergers. None of the shares of the Company’s Class A Common Stock are authorized for issuance under the Company’s equity compensation plans.

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(2)	36,848,435		$30.26	56,468,517
Equity compensation plans not approved by security holders(3)	2,633,832	(4)	$35.67	0
Total	39,482,267		$30.62	56,468,517

(1)                               This table does not include plans assumed by the Company pursuant to mergers with publicly traded companies if no awards were made under such plans after completion of the mergers. For this reason, this table does not include options for 3,559,704 shares in the aggregate and 149 shares of the Company’s Class B Common Stock underlying common stock equivalents credited to directors for awards made prior to the merger, all of which were assumed in the mergers and remain outstanding as of December 31, 2006. The weighted-average exercise price of these options as of December 31, 2006 was $26.68.

(2)                               Equity compensation plans approved by the Company’s security holders include the following: the Company’s 1994, 1997, 2000 and 2004 Long-Term Management Incentive Plans and the Company’s 1993 and 2000 Outside Directors Stock Option Plans and the Company’s 2005 RSU Plan for Outside Directors.

(3)                               Equity compensation plans not approved by the Company’s security holders, but approved by the shareholders of predecessor or affiliate companies, include the following: CBS Corporation 1991 Long-Term Incentive Plan (the “CBS 1991 LTIP”), the CBS 1993 Long-Term Incentive Plan (the “CBS 1993 LTIP”) and the Infinity 1998 Long-Term Incentive Plan (the “Infinity 1998 LTIP”) that were assumed by the Company pursuant to mergers with publicly traded companies and pursuant to which additional awards, reflected in column (a) in the table, were made after the applicable dates of such mergers.

(4)                               This table does not include options granted under the CBS 1991 LTIP, the CBS 1993 LTIP and the Infinity 1998 LTIP prior to the mergers. For this reason, this table does not include options for 10,920,963 shares of the Company’s Class B Common Stock granted prior to the mergers under these plans. The weighted-average exercise price of these options as of December 31, 2006 was $28.70.

Below are descriptions of equity compensation plans not approved by the Company’s security holders, but approved by the shareholders of predecessor or affiliate companies, and under which awards were made after the dates of the mergers by the Company with publicly traded companies, as applicable (see note (3)).

CBS 1991 LTIP, CBS 1993 LTIP and Infinity 1998 LTIP

The Company assumed the CBS 1991 LTIP and the CBS 1993 LTIP (together, the “CBS LTIPs”) and the Infinity 1998 LTIP in connection with mergers with publicly traded companies. Stock options issued under the CBS LTIPs and the Infinity 1998 LTIP prior to the respective mergers were converted into the Company’s options with the number of options and the related exercise prices adjusted pursuant to the terms of the relevant mergers.

The CBS LTIPs and the Infinity 1998 LTIP provided for grants of non-statutory stock options, stock appreciation rights and limited stock appreciation rights, performance awards and restricted stock. The CBS 1993 LTIP and the Infinity 1998 LTIP also provided for grants of incentive stock options. Stock options were the only awards issued under the CBS LTIPs and the Infinity 1998 LTIP that were assumed by the Company at the time of the respective mergers and that are currently outstanding.

Prior to the mergers, stock options were awarded by the other public companies to their management and employees under the CBS LTIPs and the Infinity 1998 LTIP. Option grants pursuant to the “Fund the Future” program, a broad-based program pursuant to which employees receive stock options, were also made under these plans. After the mergers, the Company awarded stock options in 2001 and 2002 under the CBS LTIPs and the Infinity 1998 LTIP pursuant to the “Fund the Future” program to certain employees of the Company. No awards have been made under the CBS LTIPs and the Infinity 1998 LTIP since 2002, and no additional awards can be made under these plans.

The exercise price of stock options issued under the CBS LTIPs and the Infinity 1998 LTIP could not be less than the fair market value on the date of grant. The management stock options granted under the CBS LTIPs and the Infinity 1998 LTIP generally vested over a one- to four-year period and a one- to three-year period, respectively, and vested options could be exercised at any time until the ten-year expiration date subject to provisions regarding termination of employment.

Stock options granted under the CBS LTIPs and the Infinity 1998 LTIP pursuant to the “Fund the Future” program were subject to a three-year holding period as well as a vesting schedule that was related to years of service. Generally, vested options granted under this program could be exercised once the three-year holding period was satisfied but not beyond the ten-year expiration date, subject to provisions regarding termination of employment. The Compensation Committee has the power to accelerate the time at which any option may vest or be exercised.

ADDITIONAL INFORMATION

In an effort to reduce the amount of paper mailed to stockholders’ homes and to help lower the Company’s printing and postage costs, stockholders can elect to receive future CBS Corporation proxy statements, annual reports and related materials electronically instead of by mail. We highly recommend that you consider electronic delivery of these documents. If you are interested in participating in this electronic delivery program, you should visit www.icsdelivery.com/cbs or select the “Sign up for Electronic Delivery” link in the “Investor Relations” section of the Company’s website at www.cbscorporation.com. You can always change your mind and resume receiving copies of these documents by mail by revisiting one of these websites and selecting “change/cancel existing enrollment.”

OTHER MATTERS

The Company has been notified that a stockholder intends to present a proposal with respect to certain practices at one of our subsidiaries, Simon & Schuster. The stockholder’s proposal has been excluded from this proxy statement in accordance with Rule 14a-8 under the Exchange Act and, as a result, the proxy holders will vote on the matter in their discretion. If the proposal is presented, the proxy holders intend to vote against the proposal. In addition, National Amusements, whose shares will be voted in person by Sumner M. Redstone if the proposal is presented, intends to vote its approximate 76% of the Company’s outstanding Class A Common Stock against the proposal. If any other matter properly comes before the Annual Meeting, the proxy holders will vote on that matter in their discretion.

2008 ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals may be submitted for inclusion in the Company’s proxy statement relating to the 2008 Annual Meeting of Stockholders after the 2007 Annual Meeting but must be received no later than December 19, 2007 at the Company’s principal executive offices at 51 West 52nd Street, New York, NY 10019, Attention: Angeline C. Straka, Secretary.

By Order of the Board of Directors,

Angeline C. Straka
Secretary

The Company is sending (or, if requested, providing electronically) with this proxy statement a copy of its Annual Report on Form 10-K for the year ended December 31, 2006, including financial statements and schedules thereto, to each of its stockholders as of March 30, 2007 in lieu of a separate annual report. If you have not received your copy, the Company will provide a copy without charge (a reasonable fee will be charged for exhibits) upon receipt of a written request sent to Angeline C. Straka, Secretary, CBS Corporation, 51 West 52nd Street, New York, NY 10019. The Form 10-K is also available on CBS Corporation’s website at www.cbscorporation.com.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by CBS Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions to vote below using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and to sign up for electronic delivery of information up until 11:59 p.m., Eastern Daylight Time, on May 22, 2007 (May 21, 2007 for participants in 401(k) plans). Have this proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

If you live in the United States or Canada, use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Time, on May 22, 2007 (May 21, 2007 for participants in 401(k) plans). Have this proxy card in hand when you call and then follow the recorded instructions.

VOTE BY MAIL

Mark, sign and date this proxy card and return it in the enclosed postagepaid envelope or return it to CBS Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received prior to the Annual Meeting on May 23, 2007.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CBSCR1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CBS CORPORATION

1.	Election of 14 Directors
	Nominees:		For	Withhold	For All	To withhold authority to vote for any individual
	01) David R. Andelman	08) Linda M. Griego	All	All	Except	nominee(s), mark “For All Except” and write the
	02) Joseph A. Califano, Jr.	09) Arnold Kopelson				number(s) of the nominee(s) on the line below.
	03) William S. Cohen	10) Leslie Moonves
	04) Gary L. Countryman	11) Doug Morris
	05) Charles K. Gifford	12) Shari Redstone	☐	☐	☐
	06) Leonard Goldberg	13) Sumner M. Redstone
	07) Bruce S. Gordon	14) Frederic V. Salerno

						For	Against	Abstain

2.	Ratification of the appointment of PricewaterhouseCoopers LLP to serve as CBS Corporation’s independent registered public accounting firm for fiscal year 2007.					☐	☐	☐

Please sign, date and return this Proxy in the enclosed postage-paid envelope.

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

For Address Changes/Comments, please check this box and write
them on the back where indicated.			☐

		Yes	No
Please indicate if you plan to attend this meeting. If you
check “Yes,” an admission ticket will be sent to you.		☐	☐

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)			Date

CBS CORPORATION
51 West 52nd Street
New York, NY 10019

2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 23, 2007

The undersigned stockholder(s) hereby appoint(s) SUMNER M. REDSTONE and LESLIE MOONVES or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote all of the shares of Class A Common Stock of CBS Corporation that the stockholder(s) is/are entitled to vote at the 2007 Annual Meeting of Stockholders to be held at 10:30 a.m., Eastern Daylight Time, on Wednesday, May 23, 2007, at the Equitable Center, 787 Seventh Avenue (at 51st Street), New York, New York, and at any adjournments or postponements thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CBS CORPORATION. THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RECEIVED PRIOR TO THE MEETING, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S).

The close of business on March 30, 2007 has been fixed as the record date for determining the holders of shares of CBS Corporation Class A Common Stock entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For a period of at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder during ordinary business hours at the Company’s corporate headquarters located at 51 West 52nd Street, New York, New York.

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Board of Directors recommends a vote FOR matters (1) and (2). Therefore, unless otherwise specified, the vote represented by this proxy will be cast FOR matters (1) and (2). The proxy holders are directed to vote as specified on the reverse side hereof and in their discretion on all other matters as may properly come before the meeting, or any adjournment or postponement thereof.

Attention participants in 401(k) plans: If you hold shares of CBS Corporation Class A Common Stock through CBS Corporation’s 401(k) plans, you should complete, sign and return this proxy card to instruct the trustee of the respective plan how to vote these shares. Your proxy must be received no later than 11:59 p.m., Eastern Daylight Time, on May 21, 2007 so that the trustee of the plans (who votes the shares on behalf of plan participants) has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. Any shares of CBS Corporation Class A Common Stock held in the CBS 401(k) plans that are not voted or for which the trustee does not receive timely voting instructions will be voted by the trustee in the same proportion as the shares held in the respective plan that are timely voted.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)